UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
Lenox Group Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6436 City West Parkway, Eden Prairie, Minnesota 55344

Notice of Annual Meeting of Stockholders
to be Held May 21, 2008

To all Stockholders of Lenox Group Inc.:

You are invited to attend the 2008 Annual Meeting of Lenox Group Inc. The Annual Meeting will be held at our offices at 1414 Radcliffe Street, Bristol, Pennsylvania 19007-5496, beginning at 11:00 a.m., Eastern Daylight Time, on Wednesday, May 21, 2008. At the meeting, our stockholders will act on the following matters:

•	Election of seven directors for terms expiring in 2009;
•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008; and
•	Any other business that may properly come before the meeting.

The Board of Directors has fixed March 21, 2008 as the record date for the Annual Meeting. Only holders of record of our common stock at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders as of March 21, 2008 will be available at the Annual Meeting for inspection by any stockholder.

Stockholders will need to register at the meeting to attend. If your shares are not registered in your name, you will need to bring proof of your ownership of those shares to the meeting in order to register. You should ask the broker, bank or other institution that holds your shares to provide you with either a copy of an account statement or a letter that shows your ownership of our common stock as of March 21, 2008. Please bring that documentation to the meeting to register.

By Order of the Board of Directors,

Louis A. Fantin, Secretary

Bristol, Pennsylvania
April 4, 2008

Whether or not you expect to attend the Annual Meeting, please sign and return the enclosed proxy promptly. Alternatively, you may give a proxy by telephone or over the Internet by following the instructions on your proxy card or in the proxy statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

PROXY STATEMENT

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 21, 2008	1

Why am I receiving this proxy statement and proxy card?	1
When is the record date?	1
How many shares are outstanding?	1
What am I voting on?	1
How do I vote?	1
What does it mean if I receive more than one proxy card?	2
Can I vote my shares in person at the Annual Meeting?	2
What if I change my mind after I return my proxy?	2
How many votes do you need to hold the meeting?	2
How many votes are needed to elect directors?	2
How many votes are needed to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008?	3
What if I abstain from voting?	3
Will my shares be voted if I do not sign and return my proxy card?	3
How are votes counted?	3
Where can I find the voting results of the meeting?	3
Who will pay for the costs of soliciting proxies?	3
How can I obtain a copy of the 2007 Annual Report on Form 10-K?	4

PROPOSAL 1 — ELECTION OF DIRECTORS	4

What is the recommendation of the Board?	4
What is the current composition of the Board?	4
Is the Board divided into classes? How long is the term?	4
Who is standing for election this year?	4
What if a nominee is unable or unwilling to serve?	4
Has the Company entered into any agreements in connection with the service of any members of the Board?	4

INFORMATION REGARDING THE BOARD OF DIRECTORS	5

BOARD AND COMMITTEE STRUCTURE	6

How many times did the Board of Directors meet in fiscal 2007?	6
How does the Board determine which directors are independent?	6
What was the Board's determination with respect to director independence?	6
How can stockholders communicate with the Board?	6
Did you have a lead director in 20079	7
Do the non-management directors of the Board meet separately during the year?	7
Does the Board have a policy with respect to attendance at the Annual Meeting?	7
Are directors allowed to serve on the Boards of other companies?	7
What are the committees of the Board?	7
Who are the members of the committees, and how many times did the committees meet during fiscal year 2007?	7
Will the committees have the same members during fiscal 2008?	7
When and how are the chairperson and members of the committees selected?	8

AUDIT COMMITTEE	8

What are the responsibilities of the Audit Committee?	8
What are the qualifications for serving on the Audit Committee?	8
Does the Audit Committee have a financial expert?	8

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PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 2008

Our Annual Meeting of Stockholders will be held on Wednesday, May 21, 2008 at 1414 Radcliffe Street, Bristol, Pennsylvania 19007-5496, beginning at 11:00 a.m., Eastern Daylight Time. The enclosed form of proxy is solicited by our Board of Directors. This proxy statement and the form of proxy will first be mailed or given to stockholders on or about April 4, 2008.

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you own shares of our common stock. This proxy statement describes issues on which we would like you, as a stockholder, to vote. It provides information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint Stewart M. Kasen, Louis A. Fantin and Fred Spivak, or any of them, as your representatives at the meeting. These representatives will vote your shares at the meeting (or any adjournments) as you have instructed them on the proxy card. With proxy voting, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, complete, sign and return your proxy card in advance of the meeting, just in case your plans should change.

If an issue comes up for vote at the meeting (or any adjournments) that is not described in this proxy statement, these representatives will vote your shares, under your proxy, at their discretion.

When is the record date?

The Board of Directors has fixed March 21, 2008, as the record date for the Annual Meeting. Only holders of our common stock as of the close of business on that date will be entitled to vote at the Annual Meeting.

How many shares are outstanding?

As of March 21, 2008, 14,233,491 shares of our common stock were issued and outstanding. Each share is entitled to one vote. No cumulative rights are authorized, and dissenters’ rights are not applicable to any of the matters being voted upon.

What am I voting on?

You are being asked to vote on the following:

•	The election of seven directors for terms expiring in 2009;
•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008; and
•	Any other business that may properly come before the meeting.

How do I vote?

You have four voting options. You may vote by:

•	Signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope;
•	Internet;
•	Telephone; or

•	Attending the Annual Meeting and voting in person.

If your shares are registered in your name with our transfer agent, Wells Fargo, instead of through a broker or other nominee, you can vote your shares on the Internet or by telephone. If your shares are held in an account at a brokerage firm or bank participating in a “street name” program, you may already have been offered the opportunity to elect to vote using the Internet. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. These programs are different from the program offered by Wells Fargo for shares registered in the name of the stockholder.

If you vote by telephone or on the Internet, you will be prompted to enter the voter control number printed on your proxy card above your name and to follow a few simple instructions. Voting via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting, or your ability to change your vote electronically or by telephone prior to 12:00 p.m., Central Daylight Time (“CDT”), on May 20, 2008.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you have multiple accounts with the transfer agent and/or with brokers. Please vote all of your shares.

Can I vote my shares in person at the Annual Meeting?

We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares through a brokerage account but do not have a physical stock certificate, or the shares are registered in someone else’s name, you must request a legal proxy from your broker or the registered owner to vote at the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	Voting again over the Internet or by telephone prior to 12:00 p.m., CDT, on May 20, 2008;
•	Signing another proxy with a later date and mailing it to our transfer agent, Wells Fargo, as long as Wells Fargo receives the proxy prior to 12:00 p.m., CDT, on May 20, 2008;
•	Voting in person at the Annual Meeting; or
•	Giving written notice to our Secretary prior to 12:00 p.m., CDT, on May 20, 2008.

How many votes do you need to hold the meeting?

To conduct the Annual Meeting, we must have a quorum, which means that a majority of outstanding shares of our common stock as of the record date must be present at the meeting. Your shares will be counted as present at the Annual Meeting if you:

•	Vote via the Internet or by telephone;
•	Submit a properly executed proxy card (even if you do not provide voting instructions); or
•	Attend the Annual Meeting and vote in person.

How many votes are needed to elect directors?

The nominees for election as directors at the 2008 Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that since stockholders will be electing seven directors, the seven nominees receiving the highest number of votes will be elected.

You may either vote FOR or WITHHOLD authority to vote for each nominee for the Board of Directors. A properly executed proxy card marked “WITHHOLD” with respect to the election of one or more directors will have the same effect as a vote AGAINST the nominee or nominees as to whom you withheld your vote.

How many votes are needed to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008?

The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008 will be ratified if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. You may vote FOR, AGAINST or ABSTAIN with respect to this proposal. A properly executed proxy card marked “ABSTAIN” with respect to this proposal will have the same effect as a vote AGAINST that proposal.

What if I abstain from voting?

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote. However, if you abstain from voting on a proposal, your abstention has the same effect as a vote AGAINST that proposal.

Will my shares be voted if I do not sign and return my proxy card?

If you hold shares in a street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange (“NYSE”). Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Your broker or other nominee has discretionary authority to vote your shares on the election of directors and the ratification of Deloitte & Touche LLP as our independent auditor, even if your broker or other nominee does not receive voting instructions from you.

If your shares are registered in your name and you do not sign and return your proxy card, your shares will not be voted at the meeting.

How are votes counted?

Your shares will be voted as you indicate. If you just sign your proxy card with no further instructions, your shares will be voted:

•	FOR each director nominee for terms expiring in 2009; and
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008.

Voting results will be tabulated and certified by our transfer agent, Wells Fargo.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting and will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2008, which will be filed with the Securities and Exchange Commission (“SEC”).

Who will pay for the costs of soliciting proxies?

We pay for the cost of proxy preparation and solicitation and, upon request, we will reimburse brokers, dealers, banks, voting trustees and their nominees who are holders of record of our common stock on the record date for the reasonable expenses incurred for mailing copies of the proxy materials to the beneficial owners of such shares. In addition, our directors, officers and employees may solicit proxies by telephone or in person in certain circumstances. These individuals will receive no additional compensation for their services other than their regular salaries.

How can I obtain a copy of the 2007 Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 (the “2007 Annual Report on Form 10-K”), including audited financial statements, accompanies this proxy statement. The 2007 Annual Report on Form 10-K is also available through our website at http://www.lenoxgroupinc.com.

At the written request of any stockholder who owns our common stock on the record date, we will provide to such stockholder, without charge, an additional paper copy of our 2007 Annual Report on Form 10-K as filed with the SEC, including the financial statements and financial statement schedules but not including exhibits. If requested, we will provide copies of the exhibits for a reasonable fee. Requests for additional paper copies of the 2007 Annual Report on Form 10-K should be mailed to: Lenox Group Inc., 1414 Radcliffe Street, Bristol, PA 19007, Attention: Secretary.

PROPOSAL 1 — ELECTION OF DIRECTORS

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR each of the nominees.

What is the current composition of the Board?

Our By-Laws require the Board of Directors to have at least one, but no more than 21, directors. The current Board is comprised of seven directors.

Is the Board divided into classes? How long is the term?

No. All directors serve one-year terms until their successors are elected and qualified at the Annual Meeting.

Who is standing for election this year?

The Board of Directors, on the recommendation of the Board Affairs Committee, has nominated the following seven directors for re-election at the 2008 Annual Meeting to hold office until the 2009 Annual Meeting: James E. Bloom; Glenda B. Glover; Charles N. Hayssen; Stewart M. Kasen; Reatha Clark King; Dolores A. Kunda and John Vincent (Vin) Weber.

What if a nominee is unable or unwilling to serve?

Should any one or more of these nominees become unable or unwilling to serve, which is not anticipated, the Board of Directors may designate substitute nominees, in which event the proxy representatives will vote proxies that otherwise would be voted for the named nominees, for the election of such substitute nominee or nominees.

Has the Company entered into any agreements in connection with the service of any members of the Board?

In April 2007, in connection with the appointment of Conrad Bringsjord to our Board of Directors and his appointment to the Audit Committee and Executive Committee of our Board, the Company entered into an agreement with The Clinton Group, Inc. Pursuant to the terms of this agreement, The Clinton Group agreed that it would not exceed an 18% ownership interest in the Company while Mr. Bringsjord (or any other designee of the Clinton Group) serves on the Board. The Clinton Group also agreed that it would not initiate, participate or vote for a tender offer or a written consent to remove any member of our Board of Directors through October 31, 2007 and agreed to extend this period through December 31, 2007 if our stock price is above $7.00 per share on that date (as measured in accordance with the terms of the agreement). Mr. Bringsjord resigned his positions from the Board, Audit and Executive Committees on September 28, 2007. On October 2, 2007, Cesar Baez was appointed to the Board and also to the Executive and Audit Committees to serve as The Clinton Group’s designee on the Board. Mr. Baez resigned from those positions on January 8, 2008. Upon Mr. Baez’s resignation, the agreement between Lenox and Clinton Group, Inc., effective as of April 13, 2007, expired by its terms, including Clinton Group’s obligation under that agreement to not exceed an 18% ownership interest in the Company.

INFORMATION REGARDING THE BOARD OF DIRECTORS

JAMES E. BLOOM, 65, has been a director since November 2001. Mr. Bloom is a private investor and was a business consultant with Bloom Consulting, Inc. from July 2001 to December 2005. From January 1995 to June 2001, he was Vice President - Sales & Marketing with Charter Systems LLC, a software developer of business communications solutions for the telecommunications industry. He has held a number of sales, marketing and managerial positions in the business technology area with various companies, starting his career with IBM Corporation in 1967.

GLENDA B. GLOVER, 55, has been our director since May 2006. Dr. Glover is the Dean of the College of Business of Jackson State University, a position she has held since 1994. From 1990 to 1994, Dr. Glover was the Chairperson of the Department of Accounting and an Assistant Professor at Howard University. Prior to joining Howard University, from 1985 to 1990, she was the Chief Financial Officer and a Senior Vice President of Metters Industries, Inc. From 1979 to 1985, Dr. Glover was Project Manager of Tax Administration and Manager of Investor Relations at Potomac Electric Power Co. in Washington, DC. Since 1998, Dr. Glover has been a member of the Board of Directors of the Student Loan Corporation, a publicly traded subsidiary of Citibank. She is Chairman of the Board of Economic Analysis, Inc., a position she has held since 1998. She also serves on the Advisory Board for Regions Bank of Mississippi and has served as a Board Examiner for the American Institute of Certified Public Accountants. Dr. Glover earned her Ph.D. in business from George Washington University and her J.D. from Georgetown University Law Center.

CHARLES N. HAYSSEN, 57, has been a director since March 2004. From August 2004 until August 2007, Mr. Hayssen was Chief Operating Officer of AllOver Media, Inc., an out-of-home media company. Mr. Hayssen was a private investor from April 2004 to August 2004, and Chief Financial Officer of ThinkEquity Partners LLC, an equity capital markets firm, from September 2002 to April 2004. Prior to September 2002, Mr. Hayssen was a private investor from November 2001 to September 2002, and Chief Financial Officer of Access Cash International L.L.C. from February 2000 to November 2001. Previously, Mr. Hayssen held a number of positions over a nineteen-year career with Piper Jaffray Companies Inc., including three years as Chief Information Officer, two years as Chief Operating Officer of Piper Capital Management and seven years as Chief Financial Officer.

STEWART M. KASEN, 68, has been a director since December 2000 and Chairman of the Board of the Company since January 2007. From April 2002 until May 2007 Mr. Kasen was President of S&K Famous Brands, Inc., a retailer of menswear. He was President of Schwarzschild Jewelers, a retail jewelry chain, from September 2001 to April 2002. From October 1999 until September 2001, Mr. Kasen was a consultant to the retail industry and a private investor. He was Chairman, President and Chief Executive Officer of Factory Card Outlet Corp., a specialty retailer, from May 1998 until October 1999. Mr. Kasen is a director of Markel Corp. and Retail Holdings N.V.

REATHA CLARK KING, 69, has been a director since May 2002. Dr. King was President and Executive Director of General Mills Foundation from November 1988 until May 2002, and served as Chairperson of the Foundation’s Board of Trustees from May 2002 until June 2003. She performs consulting work in organizational governance and philanthropic programs. Currently, Dr. King is a Senior Advisor for the Council on Foundations in Washington, D.C. Prior to joining General Mills Foundation, Dr. King held a variety of scientific and educational positions. She is a director of Exxon Mobil Corporation.

DOLORES A. KUNDA, 52, has been our director since May 2006. Ms. Kunda is President and Chief Executive Officer of Lápiz Integrated Hispanic Marketing in Chicago, IL, a position she has held since 1999. From 1992 to 1999 she was employed at Leo Burnett USA where she held the position of Senior Vice President/Director Hispanic Marketing (from 1994 to 1999) and Vice President/Account Supervisor Hispanic (from 1992 to 1994). Ms. Kunda was an Account Director for Leo Burnett Mexico SA de CV, Mexico, DF from 1990 to 1992. Prior to that Ms. Kunda served as an account executive for Leo Burnett USA (1987 to 1990) and J. Walter Thompson (1986 to 1987). Ms. Kunda is a member of the Board of Directors of the American Advertising Federation’s Mosaic Multicultural Committee and Casa Central in Chicago, IL. Ms. Kunda additionally serves on the Development Committee of the Chicago Metropolitan YWCA.

JOHN VINCENT (VIN) WEBER, 55, has been a director since February 1993. Mr. Weber served in the United States House of Representatives from 1981 to 1993, representing Minnesota’s 2nd Congressional District. Since 1994, Mr. Weber has been a partner of Clark & Weinstock, Inc., a business, government and public affairs consulting firm, which provides strategic advice on issues before the legislative and executive branches of the federal government. In 2007, he was named Chief Executive Officer of Clark & Weinstock. Mr. Weber is Chairman of the National Endowment for Democracy, a private, nonprofit organization created in 1983 to strengthen democratic institutions around the world through non-governmental efforts. He was co-director of the Domestic Policy Project of the Aspen Institute and currently serves as a full Trustee for the Institute. He also is a fellow at the Humphrey Institute at the University of Minnesota, where he is a co-director of the Policy Forum (formerly the Mondale Forum).

BOARD AND COMMITTEE STRUCTURE

How many times did the Board of Directors meet in fiscal 2007?

During fiscal year 2007, the Board held four regular meetings, fifteen special/update meetings and took action by unanimous written consent in lieu of a meeting on four occasions, as permitted under our By-Laws. Each current director attended at least 75% of the meetings of the Board of Directors and Board committees on which the director served during fiscal 2007.

How does the Board determine which directors are independent?

In February 2004, the Board adopted governance principles containing independence standards for directors. The guidelines set by the Board require that a majority of the members of the Board be independent as defined under applicable law, NYSE listing standards and other governance principles, as adopted by the Board. A director will not be considered independent if he or she has a material relationship with Lenox Group Inc.

What was the Board’s determination with respect to director independence?

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates) and the Company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. This review is based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with Lenox Group Inc. and our management. In February 2008, the independence of each director was reviewed and a determination was made that no transactions or relationships existed that would disqualify any of our directors under NYSE rules or require disclosure under SEC rules. As a result of that review, it was determined that the following directors are independent: Mr. Bloom; Dr. Glover, Mr. Hayssen; Mr. Kasen; Dr. King; Ms. Kunda and Mr. Weber. Each of our Audit, Board Affairs and Compensation Committees is composed only of independent directors.

How can stockholders communicate with the Board?

Stockholders and all interested parties who wish to communicate directly with members of the Board, including the Chairman of the Board, the non-management directors as a group or any chairperson of a Board committee, may do so by writing directly to those individuals c/o Secretary, Lenox Group Inc., 1414 Radcliffe Street, Bristol, PA 19007. Our Secretary will forward all such communications directly to the appropriate Board member. If the correspondence is not addressed to a particular member, the communication will be forwarded to the Chairman of the Board. Our Secretary will review all communications before forwarding to the appropriate Board member.

Did you have a lead director in 2007?

No. In January 2007 Mr. Kasen, formerly our lead director, was appointed Non-Executive Chairman of the Board. With a non-management director as Chairman, the Board does not currently have a lead director.

Do the non-management directors of the Board meet separately during the year?

No. All of the members of the Board are non-management directors. Accordingly, it is not necessary to hold executive session meetings of a subset of the Board which excludes management directors.

Does the Board have a policy with respect to attendance at the Annual Meeting?

Yes. The Board has adopted a policy stating that all directors are expected to attend the Annual Meeting. Although the Board understands that there may be situations that prevent a director from attending an Annual Meeting, the Board strongly encourages all directors to make attendance at the Annual Meeting a priority. All of the directors who were serving at the time of the 2007 Annual Meeting attended that meeting.

Are directors allowed to serve on the Boards of other companies?

Yes. The Board does not believe that its members should be prohibited from serving on the Boards of other companies so long as those commitments do not create material, actual or potential conflicts and do not interfere with the director’s ability to fulfill his or her duties as a member of our Board. The Board Affairs Committee will take into account the nature and time involved in the director’s service on other boards in assessing director nominees.

What are the committees of the Board?

The Board of Directors currently has five standing committees: Executive, Audit, Board Affairs, Compensation and Special Committee for the strategic alternative process.

Who are the members of the committees, and how many times did the committees meet during fiscal year 2007?

The following table summarizes the current composition of each of the committees and the number of times each committee met during fiscal year 2007:

	Audit	Board Affairs	Compensation	Executive	Special Committee

James E. Bloom	Member	Member
Glenda B. Glover	Member
Charles N. Hayssen	Chair			Member	Member
Stewart M. Kasen			Chair	Chair	Chair
Reatha Clark King		Member	Member		Member
Dolores A. Kunda	Member
John Vincent Weber		Chair	Member	Member

Number of Meetings during Fiscal Year 2007	9	3	4	—	—

Will the committees have the same members during fiscal 2008?

Yes. All directors will remain on their current committees until the Annual Meeting, at which time the Board of Directors will review all committee assignments.

When and how are the chairperson and members of the committees selected?

The Board of Directors selects the members and designates the chairperson of each committee at the Board meeting held on the date of the Annual Meeting in each fiscal year.

AUDIT COMMITTEE

What are the responsibilities of the Audit Committee?

On February 18, 2004, the Board of Directors adopted an Audit Committee charter, which sets forth the responsibilities of the Audit Committee. The Audit Committee charter is reviewed annually by the Audit Committee. In connection with its review of the charter in 2008, the Audit Committee determined that while no material changes were necessary, the charter should be amended to include certain updates. On March 4, 2008, the Audit Committee approved the amended charter, which is available on our website as described below under the heading “Other Governance Matters.”

The Audit Committee is responsible for assisting the Board in serving as an oversight to:

•	Financial reporting, accounting and controls;
•	Compliance with legal and regulatory requirements; and
•	Performance of its internal audit function and its independent auditors.

The Audit Committee has available to it the resources and authority to fully discharge its responsibilities, including, but not limited to, the resources and authority to engage outside auditors or other auditors for special audits, reviews and other procedures and to retain independent counsel and other advisors, experts and consultants.

What are the qualifications for serving on the Audit Committee?

The Audit Committee is comprised of at least three non-management directors. All of the members of the Audit Committee must be “independent” within the meaning of our Governance Principles and as required by applicable SEC rules and NYSE listing standards, and must meet the financial literacy requirements of the NYSE.

Does the Audit Committee have a financial expert?

Yes. The Board has determined that Mr. Hayssen qualifies as an “audit committee financial expert” under applicable SEC rules and NYSE listing standards.

BOARD AFFAIRS COMMITTEE

What are the responsibilities of the Board Affairs Committee?

The Board of Directors has adopted a Board Affairs Committee charter, which sets forth the following responsibilities of the Board Affairs Committee:

•	Identifying, interviewing and recommending for Board approval candidates for directorships, including those recommended by stockholders;
•	Coordinating the evaluation of Board performance; and
•	Reviewing and recommending enhancements to our corporate governance structures and principles.

What are the qualifications for serving on the Board Affairs Committee?

The Board Affairs Committee is comprised of non-management directors. All of the members of the Board Affairs Committee must be “independent” within the meaning of our Governance Principles and as required under the NYSE listing standards.

What does the Board Affairs Committee consider in selecting nominees to the Board?

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom, energy and mature judgment. We work to have a Board representing diverse experience at policy-making and policy-implementing levels in business, government, education and philanthropy, and in areas that are relevant to our business activities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities, although the Board is under no obligation to accept a resignation tendered under these circumstances.

What procedures does the Board Affairs Committee follow in identifying new nominees?

The Board Affairs Committee identifies director candidates from various sources and has the authority to engage and compensate third-party executive search consultants to assist it in identifying and evaluating possible nominees for director. Interviews are required of any candidate of substantial interest to the Board Affairs Committee. In fiscal year 2007, we engaged the consulting services of Corporate Board Executive Search to identify and evaluate potential candidates to serve as directors and paid that firm $13,529 for its services.

Will the Board Affairs Committee consider stockholder nominations for directors?

Yes. The Board Affairs Committee will consider nominations for directors from our stockholders. Stockholders who wish to recommend qualified candidates to the Board Affairs Committee should write to the Chair of the Board Affairs Committee, c/o Secretary, Lenox Group Inc., 1414 Radcliffe Street, Bristol, PA 19007, setting forth the recommended candidate’s qualifications and other relevant biographical information. Such recommended candidates will receive the same level of consideration by the Board Affairs Committee as candidates identified on its own initiative or by other Board members based on the criteria described above.

COMPENSATION COMMITTEE

What are the responsibilities of the Compensation Committee?

The Board of Directors has adopted a Compensation Committee charter, which sets forth the responsibilities of the Compensation Committee. The Compensation Committee is responsible for reviewing and making recommendations to the Board with respect to:

•	Approving the Company’s overall officer compensation policy;
•	Establishing corporate goals and objectives relevant to Chief Executive Officer compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and determining the Chief Executive Officer’s compensation based on this evaluation;
•	Establishing, amending and designing director or officer compensation plans or other employee benefit plans which require stockholder approval;
•	Approving equity awards, including those awarded in accordance with the 2004 Stock Incentive Plan, which was approved by the stockholders.
•	Approving cash bonus awards, including those awarded in accordance with the 2004 Cash Incentive Plan, which was approved by the stockholders.
•	Overseeing any other matters, such as severance agreements, change in control agreements or special or supplemental officer benefits, within the Committee’s authority; and

•	Establishing and amending a succession plan for the Chief Executive Officer and other senior officers.

What are the qualifications for serving on the Compensation Committee?

The Compensation Committee of the Board of Directors is comprised of at least three non-management directors. All of the members of the Compensation Committee must be “independent” within the meaning of our Governance Principles and as required under NYSE listing standards. At least two members must qualify as “outside directors” under Section 162(m) of the Internal Revenue Code.

EXECUTIVE COMMITTEE

What are the responsibilities of the Executive Committee?

The Board of Directors has adopted an Executive Committee charter, which sets forth the responsibilities of the Executive Committee. Pursuant to the charter, the Executive Committee has all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except as otherwise provided by law or applicable rules of the NYSE. The Executive Committee reports its activities, findings and conclusions to the full Board of Directors at least once each year to the extent they are not otherwise discussed by any members of the Committee at Board meetings. Pursuant to the charter and as circumstances require, the Executive Committee may:

•	Meet at such times during the year as it deems necessary;
•	Review and assess our sources and uses of funds, financial position and capital structure in relation to our long-range business plans;
•	Review and assess specific proposals for: (i) issuances or repurchases of stock or long-term notes or debt, (ii) other long-term financing transactions and (iii) sales, purchases, leases or other acquisitions or dispositions of material assets; and
•	Recommend action for Board consideration.

What are the qualifications for serving on the Executive Committee?

The Executive Committee of the Board of Directors shall include at least two members of the Board. Our Chief Executive Officer, to the extent he or she serves on the Board of Directors, and the lead director or Non-Executive Chairman of the Board, as applicable, shall each be a member of the Committee.

SPECIAL COMMITTEE

What are the responsibilities of the Special Committee?

Our By-Laws authorize the Board of Directors to designate committees consisting of one or more of the directors, by resolution passed by a majority of the Board. In accordance with this authority, on January 18, 2008, the Board of Directors authorized the formation of a new committee, designated as the Special Committee, for purposes of overseeing and managing the Company’s exploration of strategic, financial and operational alternatives to enhance stockholder value. This may include a potential merger, sale of all or part of the Company or recapitalization of the Company. The Special Committee was also given the authority to establish the metrics for the payment of any success bonuses due under certain agreements in the event of the sale of the entire Company. The Board of Directors designated Mr. Kasen to serve as Chair and Mr. Hayssen and Dr. King to serve as members of the Special Committee.

DIRECTOR COMPENSATION

How are the directors compensated?

Our non-management directors are compensated as follows:

•	An annual retainer of $25,000;

•	An additional retainer of $60,000 for the Non-Executive Chairman of the Board, $10,000 for the Chairman of the Audit Committee, $5,000 for the Chairman of the Compensation Committee and $3,000 for the Chairperson of all other Committees;
•	Fee of $1,500 per meeting for attendance at Board meetings, but in no event to exceed a total of $9,000 per year;
•	Fee of $1,000 per meeting for attendance at Committee meetings.

We pay annual retainer fees and attendance fees on a quarterly basis, in cash and/or stock, at each director’s election. Directors may elect to receive shares of common stock in lieu of all or a portion of their cash fees, in which case shares of our common stock are issued having a fair market value on the date of issuance of 110% of the cash fees which would otherwise then be payable.

Equity grants in the form of restricted stock and/or stock options may be awarded to our non-employee directors at the sole discretion of the Compensation Committee pursuant to our 2004 Stock Incentive Plan. The terms of the equity grants are within the sole discretion of the Compensation Committee.

We also reimburse directors for travel expenses incurred in traveling to Committee and full Board meetings. Directors who are employees are not paid cash or stock compensation for serving on the Board.

Our Compensation Committee has the sole responsibility for determining compensation for our non-employee directors. In 2007, the Compensation Committee engaged Frederic W. Cook & Co., Inc., an independent outside compensation consulting firm, to advise on matters related to director compensation. Specifically, Frederic W. Cook & Co. provided the Compensation Committee with relevant market data, updates regarding trends in director compensation and advice on program design. The Compensation Committee consults independently with its consultant.

The following table shows the compensation paid to our non-employee directors for fiscal 2007.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Total ($)

Cesar Baez(4)	5,563	236	189	5,988
James E. Bloom	46,000	25,506	7,404	78,910
Conrad Bringsjord(5)	17,876	1,788	—	19,664
Glenda B. Glover	43,000	9,226	12,973	65,199
Charles N. Hayssen	53,000	28,306	7,404	88,710
Stewart M. Kasen	103,000	27,306	7,404	137,710
Reatha Clark King	40,000	25,506	7,404	72,910
Dolores A. Kunda	42,000	9,926	12,973	64,899
John Vincent Weber	44,000	27,406	7,404	78,810

(1)	Each of the directors elected to convert all or a portion of their cash fees into shares of common stock issued under our 2004 Stock Incentive Plan in accordance with the procedures discussed above. The additional shares received by the directors in connection with this election were as follows: Mr. Baez, 967 shares; Mr. Bloom, 8,302 shares; Mr. Bringsjord, 4,820 shares; Dr. Glover, 3,661 shares; Mr. Hayssen, 15,283 shares; Mr. Kasen, 12,384 shares; Dr. King, 8,302 shares; Ms. Kunda, 8,302 shares; and Mr. Weber, 12,512 shares. The FAS 123R full grant value of the 10% stock premium received by each of the directors over what the director would have received in cash compensation follows: Mr. Bloom, $2,500; Mr. Bringsjord, $1,788; Dr. Glover, $1,800; Mr. Hayssen, $5,300; Mr. Kasen, $4,300; Dr. King, $2,500; Ms. Kunda, $2,500; and Mr. Weber, $4,400.

(2)	The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our 2007 consolidated statements of income for the fiscal year. The amortized portion of these grants are included in the above table in the “Stock Awards” column.
The following shares of restricted stock were held by our directors as of December 29, 2007: Mr. Bloom, 6,000 shares; Dr. Glover, 3,250 shares; Mr. Hayssen, 6,000 shares; Mr. Kasen, 6,000 shares; Dr. King, 6,000 shares; Ms. Kunda, 3,250 shares; and Mr. Weber, 6,000 shares.
(3)	The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our 2007 consolidated statements of income for the fiscal year. The amortized portion of these grants are included in the above table in the “Stock Awards” column.
The following outstanding options were held by each of the directors as of December 29, 2007: Mr. Bloom, 29,500 options; Dr. Glover, 6,500 options; Mr. Hayssen, 17,000 options; Mr. Kasen, 34,500 options; Dr. King, 27,000 options; Ms. Kunda, 6,500 options; and Mr. Weber, 52,000 options.
(4)	Mr. Baez was appointed to our Board of Directors and our Executive and Audit Committees on October 2, 2007 to fill the vacancy left by Mr. Bringsjord. Mr. Baez served as the director designee of The Clinton Group, Inc. (“Clinton”) pursuant to an agreement between the Company and Clinton dated April 13, 2007 until his resignation on January 8, 2008. Further details about this agreement are provided above under the heading “Proposal I – Election of Directors.”
(5)	Mr. Bringsjord was appointed to our Board of Directors and our Executive and Audit Committees on April 13, 2007 in connection with the agreement between the Company and Clinton dated April 13, 2007. Mr. Bringsjord served as the director designee of Clinton until his resignation on September 28, 2007. Further details about this agreement are provided above under the heading “Proposal I – Election of Directors.”

OTHER GOVERNANCE MATTERS

Do you have a Code of Conduct or Code of Ethics?

Yes. We have an Ethics and Business Conduct Code for all directors, executive officers and employees to express our commitment to maintain high standards of business and personal ethics. Among other things, the Ethics and Business Conduct Code covers supporting a healthy work environment, handling of confidential company information, avoiding conflicts of interest and complying with applicable laws.

Are the directors and executive officers required to certify compliance with the Code of Ethics and Business Conduct?

Yes. All of our directors and executive officers are required to certify compliance with the Ethics and Business Conduct Code at least annually. We will post on our website any amendment to, or waiver from, a provision of the Ethics and Business Conduct Code that applies to our principal executive officer, principal financial officer, principal accounting officer and to other persons who perform similar functions, as required by SEC rules and NYSE listing standards.

Where can I find your Corporate Governance Documents?

The following documents are available on the Corporate Governance page of our website at www.lenoxgroupinc.com/corporate_governance:

•	Board Governance Principles
•	Audit Committee Charter
•	Board Affairs Committee Charter
•	Compensation Committee Charter
•	Executive Committee Charter
•	Ethics and Business Conduct Code

In addition, copies of the above documents are available in print to any stockholder who requests them by contacting our Secretary at Lenox Group Inc., 1414 Radcliffe Street, Bristol, PA 19007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock by each person or group who beneficially owned five percent or more of our common stock, our directors, the executive officers named in the Summary Compensation Table, and our directors and executive officers as a group, as of March 21, 2008, except as otherwise noted in the footnotes relating to this table. Unless otherwise noted, we believe that all persons named in the table below have sole voting and dispositive power with respect to all shares of common stock beneficially owned by them and that the shares beneficially owned by them are not subject to any pledge. Unless otherwise noted, the address for each of the stockholders listed below is c/o Lenox Group Inc., 1414 Radcliffe Street, Bristol, Pennsylvania 19007.

Name	Number of Shares Beneficially Owned(1)	Percentage of Class(1)

Clinton Group, Inc.(2)	2,602,977	18.3
Ramius Capital Group, L.L.C.(3)	1,910,521	13.4
Barclays Global Investors (4)	1,905,988	13.4
Dimensional Fund Advisors LP (5)	1,144,747	8.0
AmTrust Capital Management Inc. (6)	1,036,437	7.3
FMR LLC. (7)	800,000	5.6
James E. Bloom(8)	51,877	*
Glenda B. Glover(8)	18,490	*
Charles N. Hayssen(8)	53,044	*
Stewart M. Kasen(8)	69,521	*
Reatha Clark King(8)(9)	59,958	*
Dolores A. Kunda(8)	21,615	*
John Vincent Weber(8)	95,469	*
Susan E. Engel(8)	570,797	3.9
Marc L. Pfefferle (8)	0	*
Timothy J. Schugel(8)	192,001	1.3
Fred Spivak(8)	100,000	*
Louis A. Fantin(8)	51,369	*
Branka Hannon(8)	62,295	*
David B. O’Connell(8)	29,000	*
Lesa Chittenden Lim (8)	8,333	*
All directors and officers as a group (17 persons)(10)	1,395,369	9.2

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.
(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which that person has the right to acquire within 60 days following March 21, 2008. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following March 21, 2008, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	This information is obtained from Amendment No. 8 to Schedule 13D dated November 13, 2007, filed with the SEC by Clinton Group, Inc. (“CGI”), Clinton Multistrategy Master Fund, Ltd. (“CMSF”), Clinton Special Opportunities Master Fund, Ltd. (“CSO”), Clinton Lexington Master Fund, L.P. (“CLF”) and George E. Hall (“GEH”). Pursuant to such Amendment No. 8, CGI, by virtue of investment agreements, has the power to vote or direct the voting, and to dispose of or direct the disposition of all of the 765,240 shares held by CMSF, the 1,531,573 shares held by CSO and the 306,164 shares held by CLF. GEH has sole voting and dispositive power of 4,300 shares held individually by him. By virtue of his direct and indirect control of CGI,

George Hall is deemed to have shared voting power and shared dispositive power with respect to all 2,607,277 shares as to which CGI has voting power or dispositive power. CGI disclaims beneficial ownership of any and all such securities in excess of their actual pecuniary interest. The principal address of CGI and Mr. Hall is 9 West 57th Street, 26th Floor, New York, NY 10019.
(3)	This information is obtained from an Amendment #1 to Schedule 13G dated February 14, 2008, filed with the SEC by Ramius Capital Group, L.L.C. (“Ramius Capital”), RPG Carpathia Master Fund, Ltd. (“Carpathia”), Ramius Securities, L.L.C. (“Ramius Securities”), C4S & Co., L.L.C. (“C4S”), Peter Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, reporting information as of December 31, 2007. Pursuant to such Amendment #1, Carpathia beneficially owns 1,613,511 shares and has sole voting power and sole dispositive power of such shares. Ramius Securities beneficially owns 297,010 shares and has sole voting power and sole dispositive power of such shares. Ramius Capital may be deemed to beneficially own 1,910,521 shares as the investment advisor of Carpathia and the managing member of Ramius Securities and has sole voting power and sole dispositive power of such shares. C4S is the managing member of Ramius Capital and Messrs. Cohen, Stark, Strauss and Solomon are the sole managing members of C4S. As a result, each of Ramius Capital, C4S and Messrs. Cohen, Stark, Strauss and Solomon may be deemed to beneficially own the aggregate of 1,910,521 shares of common stock that are beneficially owned by Carpathia and Ramius Securities. The reporting persons disclaim beneficial ownership of shares except to their interest therein. The principal address of Ramius Capital is 666 Third Avenue, 26th Floor, New York, New York, 10017.
(4)	This information is obtained from a Schedule 13G, dated February 14, 2005, filed with the SEC by Barclays Global Investors, NA (“BGI”) and Barclays Global Fund Advisors (“BGF”) reporting information as of December 31, 2004. BGI beneficially owns 1,560,982 shares of common stock, of which it has sole voting power with respect to 1,469,611 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 1,560,982 shares, and shared dispositive power with respect to 0 shares. BGF beneficially owns 345,006 shares of common stock, of which it has sole voting power with respect to 345,006 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 345,006 shares, and shared dispositive power with respect to 0 shares. The address of the principal business office of BGI and BGF is 45 Fremont Street, San Francisco, California 94105.
(5)	This information is obtained from an Amendment #2 to Schedule 13G dated February 6, 2008, filed with the SEC by Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, reporting information as of December 31, 2007. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts are collectively referred to as the “Funds”). In its role as investment advisor or manager to the Funds, Dimensional has investment and/or voting power over 1,144,747 shares of our common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of our common stock held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address of the principal business of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(6)	This information is obtained from a Schedule 13G dated December 27, 2007 and filed with the SEC by AmTrust Capital Management, Inc. (“ACM”) and Jan Loeb. ACM and Jan Loeb each have sole voting and sole dispositive power of the 1,036,437 shares. Jan Loeb is the President and a member of the board of directors of ACM. The address of the principal business of ACM is 10451 Mill Run Circle, Owings Mills, MN 21117.
(7)	This information is obtained from an Amendment #6 to Schedule 13G, dated December 7, 2007, filed with the SEC by FMR LLC., a parent holding company, (“FMR”) (the successor to FMR Corp.) and Edward C. Johnson, III, reporting information as of December 31, 2006. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR, is an investment advisor to the Fidelity Low Priced Stock Fund which beneficially owns the 800,000 above-mentioned shares. Beneficial ownership of 800,000 shares is attributed to Fidelity Management & Research Company and FMR. Mr. Johnson and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 800,000 shares owned by the funds. Beneficial ownership of all such shares can also be attributed to Edward C. Johnson, III as a result of his control and ownership of FMR. The address of the principal business office of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.
(8)	Includes the following shares subject to options exercisable currently or within 60 days of March 21, 2008: Mr. Bloom, 29,500 shares; Ms. Glover, 6,500 shares; Mr. Hayssen, 17,000 shares; Mr. Kasen, 34,500 shares; Dr. King, 27,000 shares; Ms. Kunda 6,500 shares; Mr. Weber, 52,000 shares; Ms. Engel, 532,500 shares; and Mr. Schugel, 188,605 shares; Mr. Fantin 7,400 shares, Ms. Hannon 14,333 shares and Mr. O’Connell 5,000 shares. None of the other Named Executive Officers hold options that are exercisable currently or within 60 days of March 21, 2008.

(9)	Dr. King owns 19,958 shares in two revocable trusts, which she controls.
(10)	Includes 920,838 shares subject to options exercisable currently or within 60 days of March 21, 2008, inclusive of the options exercisable as described in footnote (8).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee (the “Committee”) of our Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. This Compensation Discussion and Analysis provides a general overview of our executive officer compensation program. It describes the program’s objectives, each element of executive compensation, and the process the Committee uses to determine the amount of each element. It also explains how the amounts of the annual and long-term compensation and other benefits for fiscal 2007 paid to our named executive officers (collectively, the “Named Executive Officers”) were determined and how they compare to those provided in fiscal 2006. The compensation paid to the Named Executive Officers for fiscal 2006 and 2007 is further described in the Summary Compensation Table and related tables on pages 22 to 30 of this Proxy Statement.

What is your executive compensation philosophy?

The Committee designs the executive compensation program to:

•	Provide incentives to meet specific business goals and place a substantial portion of executive compensation at risk and subject to achievement of performance goals;
•	Align interests of executives with those of stockholders and encourage executives to focus on long-term value creation by providing a significant portion of compensation in our equity; and
•	Attract, motivate and retain executives of high caliber and ability.

What are the primary components of your ongoing executive compensation program?

The primary components of our executive compensation program consist of base salary, annual cash bonuses based on achieving annual business objectives and long-term performance stock grants that may be earned only upon achieving designated performance targets over a multi-year performance cycle. One-time cash and/or equity awards are also considered on a discretionary basis to attract and retain key employees. The Committee does not have a pre-established policy or target for allocation between either cash and non-cash or short-term and long-term incentive compensation. Instead, the Committee reviews information provided by Frederic W. Cook & Co., Inc., its independent compensation consultant (“Frederic W. Cook “), and considers the condition and objectives of the Company to determine the appropriate level and mix of incentive compensation annually. Income from incentive compensation is realized as a result of the performance of the Company and/or its business units, or the individual, depending on the type of award, compared to specific performance metrics established at the time the incentive award is communicated to the executive officer.

What is the Committee’s process for setting compensation for the Named Executive Officers?

In setting total compensation, the Committee considers compensation data from specialty retailers, where available, and third-party specialty retail surveys. In addition to compensation data, the Committee considers each executive’s responsibilities, accomplishments and experience in his or her specific area as well as the general condition of the Company. The Committee also establishes performance targets for cash bonuses and equity grants to be achieved based on one or more business metrics. The Committee may also perform a subjective evaluation of the appropriate overall compensation to induce an individual to join the Company as an officer and to remain in its employ. No specific weights are assigned to the foregoing factors, although the Committee believes that competitive benchmarking, job position, accomplishments and subjective evaluation of appropriate overall compensation to attract or retain the executive are the most important factors.

In fiscal 2006 and 2007, the Committee engaged Frederic W. Cook to advise on matters related to executive officer and director compensation. Specifically, Frederic W. Cook provides relevant market data, current updates regarding trends in executive and director compensation, and advice on program design and specific compensation decisions and recommendations. The Committee consults independently with its consultant. The only services that the compensation consultant performs for the Company are related to executive and director compensation and are primarily in support of decision making by the Committee.

For fiscal 2007, the percentage breakdown of total compensation for the Named Executive Officers was as follows:

Named Executive Officer*	% Base	% Annual Cash Bonus	% Long-Term Incentives

Fred Spivak	49%	27%	24%
Louis A. Fantin	66%	27%	7%
Branka Hannon	65%	26%	9%
David O’Connell	66%	26%	8%

*	The percentage breakdown of total compensation for Ms. Engel, Mr. Schugel and Ms. Chittenden Lim are not included above because they resigned or retired during fiscal 2007. Further information on these departures is provided below under the heading “Potential Payments upon Change in Control—Resignation/Retirement Agreements.” There is no percentage breakdown provided for Mr. Pfefferle because he serves as Interim Chief Executive Officer of the Company pursuant to our consulting agreement with Carl Marks Advisory Group LLC and is not an employee of the Company. Further information on Mr. Pfefferle’s compensation is provided below in this section.

For the Named Executive Officers, other than the Chief Executive Officer, the Committee reviewed and approved all elements of compensation, taking into consideration recommendations from the Chief Executive Officer, as well as competitive market guidance provided by our Human Resources staff and the Committee’s independent compensation consultant.

Base Salary

The primary factors considered by the Committee in its annual review of the Named Executive Officers’ base salaries are the individual’s performance in the prior year, seniority level, changes of responsibility during the prior year or expected in the upcoming year, general executive salary market trends and the general condition of the Company. For fiscal 2007, given the condition of the Company and status of organizational restructuring, a modest base increase of 2% was granted to most employees, including each Named Executive Officer employed at the time.

In fiscal 2007, Branka Hannon, Louis A. Fantin and David B. O’Connell each received a 2% increase in base salary. This increase was based on service with the Company between August 2006 and August 2007. David O’Connell’s merit increase for 2007 was prorated by eleven twelfths, to 1.8%, based upon his September 2006 hire date. Susan E. Engel and Lesa Chittenden Lim had separated from the Company in the first quarter of 2007. Timothy J. Schugel did not receive a salary increase in fiscal 2007. Fred Spivak was hired by the Company in November 2007 and was not eligible for a salary increase in fiscal 2007.

Annual Cash Incentives

Consistent with our compensation philosophy, there are substantial opportunities for additional compensation for the Named Executive Officers with performance-based incentives. The vehicle used by the Committee to set performance-based annual bonus awards is the 2004 Cash Incentive Plan (the “Cash Plan”), which was approved by our stockholders at our 2004 Annual Meeting. The Cash Plan provides for performance-based cash incentives (awards) to key employees. The Committee administers the Cash Plan and selects the employees who are eligible for awards under the Cash Plan (the “Participants”). The Cash Plan designates that Participants must meet certain targets in a performance period in order to be granted an award. Performance periods may be shorter than, equal to or longer than 12 months and may be overlapping. Pursuant to the Cash Plan, within 90 days after the beginning of the performance period, and in any case before 25% of the performance period has elapsed, the Committee must establish performance targets, target awards and schedules or other objective methods for determining the performance percentage to be applied to each target award in arriving at the actual award payout amount. Target awards for a performance period of one year or less cannot exceed $1,500,000. Target awards for a performance period of greater than one year cannot exceed $3,000,000.

The Committee approves the target cash bonus as a percentage of base salary. For fiscal 2007, the target bonus percentages for the Named Executive Officers were as follows:

Named Executive Officer*	Target Annual Bonus as a Percentage of Base Salary

Fred Spivak	55%
Louis A. Fantin	40%
Branka Hannon	40%
David O’Connell	40%

*The target cash bonus percentages for Ms. Engel, Mr. Schugel and Ms. Chittenden Lim are not included above because they resigned or retired during fiscal 2007. Further information on these departures is provided below under the heading “Potential Payments upon Change in Control—Resignation/Retirement Agreements.” There is no percentage breakdown provided for Mr. Pfefferle because he serves as Interim Chief Executive Officer of the Company pursuant to our consulting agreement with Carl Marks Advisory Group LLC and is not an employee of the Company. Further information on Mr. Pfefferle’s compensation is provided below in this section.

For fiscal 2007, the performance targets for the cash bonus program were based on achieving various levels of pre-bonus EBITDA, defined as Consolidated EBITDA in the Company’s loan documents plus management bonus expense. For fiscal 2006, the performance targets were based on achieving various levels of operating cash flow. The change from an operating cash flow metric in fiscal 2006 to a pre-bonus EBITDA metric in fiscal 2007 was due to the Company’s focus on complying with EBITDA levels in the Company’s new loan agreements entered into in fiscal 2007. The performance targets for the fiscal 2007 cash bonus program were as follows:

(i)	There will be no payout until pre-bonus EBITDA reaches $28.4 million;
(ii)	For each $40,000 of pre-bonus EBITDA above $28.4 million, the payout will be, subject to section (iv) below, 1% of target bonus, up to 100% of target bonus if pre-bonus EBITDA reaches approximately $32.4 million, provided, however, in no event will such bonus payout result in post-bonus EBITDA being less than $28.4 million;
(iii)	For each $250,000 of pre-bonus EBITDA above $32.4 million, the payout will be, subject to section (iv) below, an additional 1% of target bonus, up to a maximum of 150% of target bonus;
(iv)	Notwithstanding the above, the Committee retains the right to reduce bonus payouts by up to 25% if management of return-on-assets does not meet expectations, as determined in the discretion of the Committee. In addition, if less than 100% of target bonus is achieved under section (ii) above, the Chief Executive Officer is authorized to reallocate, in his sole discretion, the bonus pool of dollars earned to the extent of (a) reducing certain employee payouts by up to one-third, and (b) increasing certain employee payouts, provided, however, in no event, shall any employee payout exceed 100% of target bonus as a result of said reallocation.

Because the Company did not achieve the required pre-bonus EBITDA levels set forth above, no cash bonuses were paid to the Named Executive Officers for fiscal 2007 performance under the cash bonus program. The cash bonuses for fiscal 2006 were also not paid because the Company did not achieve the performance metrics established for fiscal 2006. Despite the fact that the Cash Plan bonuses were not earned in fiscal 2007, Mr. Spivak was paid a guaranteed bonus of $125,000 pursuant to his offer of employment and Mr. O’Connell, Ms. Hannon and Mr. Fantin were paid discretionary bonuses of $25,000, $10,000, and $10,000, respectively, in recognition of special contributions made to the Company.

Equity Incentives

The vehicle used by the Committee to grant equity awards is the 2004 Stock Incentive Plan (the “Stock Plan”), which was approved by our stockholders at our 2004 Annual Meeting. The Stock Plan provides for nonqualified stock options, tandem and stand-alone stock appreciation rights and other stock-based awards, including restricted stock and performance shares, to be administered by the Committee. The purpose of the Stock Plan is to promote the interests of the Company and our stockholders by providing designated employees and non-employee directors with incentives for superior performance. The Stock Plan authorizes the issuance of awards with respect to a maximum of 1,000,000 shares of our common stock, together with shares remaining under earlier plans and shares that may become available under earlier plans. At its September 2007 meeting, the Committee determined to grant performance shares to the Named Executive Officers based on factors such as, level of position in the Company and potential to contribute revenue to the Company as it had for fiscal 2006.

Performance Shares.    Each grantee of performance shares receives a written agreement setting out the terms of the award. The performance shares vest based upon the achievement of a performance measure over a specified performance period as established by the Committee. Performance shares are granted each year by the Committee for a term of two or three years. At its September 2007 meeting, the Committee approved performance share grants for the Named Executive Officers conditioned on the Company achieving the following performance metric over a three-year cycle including fiscal 2007, fiscal 2008, and fiscal 2009:

(i)	100% of the performance shares will be earned if three of the following four target metrics are met:
1.	Achieve fiscal 2007 operating income of $9.680 million.
2.	Achieve fiscal 2008 operating income of $24.012 million.
3.	Achieve fiscal 2009 operating income of $30.351 million.
4.	Achieve cumulative 3-year operating income of $64.043 million over the performance cycle of fiscal years 2007, 2008 and 2009; or
(ii)	75% of the performance shares will be earned if the Company achieves a threshold cumulative 3-year operating income of $53.406 million over the performance cycle of fiscal years 2007, 2008 and 2009, and for each $0.4255 million of 3-year cumulative operating income above $53.406 million, the grantee will earn an additional 1% of the performance shares granted up to 100%, provided such cumulative operating income is sufficient to maintain compliance with the financial covenants in the Company’s loan agreements, as may be amended or waived from time to time; or
(iii)	50% of the performance shares will be earned if the Company achieves a minimum cumulative 3-year operating income of $42.769 million over the performance cycle of fiscal years 2007, 2008 and 2009, and for each $0.4255 million of 3-year cumulative operating income above $42.769 million, the grantee will earn an additional 1% of the performance shares granted up to 75%, provided such cumulative operating income is sufficient to maintain compliance with the financial covenants in the Company’s loan agreements, as may be amended or waived from time to time.

In fiscal 2006, the metrics for the performance shares were based on operating cash flow. In fiscal 2007, this was changed because the Company entered into new loan agreements, which provide that the Company achieve certain EBITDA levels. As such, the Company aligned the performance metrics in the fiscal 2007-fiscal 2009 performance share grant with the operating income equivalent of EBITDA levels to be achieved pursuant to its new financing agreements. In addition, the threshold and minimum performance metrics were set at amounts that, based on the information reviewed by the Committee, the Committee believed to be reasonably achievable if management performed to plan and would result in improved operating results that would benefit the stockholders. The target performance metric was set at an aggressive amount that was designed to challenge management and to reward strong performance over the three-year period. In September 2007, the Committee approved performance shares based on the above described performance metrics for Mr. O’Connell (8,000 shares), Ms. Hannon (8,000 shares) and Mr. Fantin (8,000 shares). Mr. Spivak received performance shares as set forth in the Grants of Plan-Based Awards table, based on the above-described performance metrics when he was hired as Chief Operating and Financial Officer in November 2007.

What retirement benefits do you provide to the Named Executive Officers?

Prior to the sale of Lenox, Incorporated (“Old Lenox”) to the Company in 2005, Old Lenox’s corporate owner provided a non-tax-qualified, Supplemental Executive Retirement Plan (“SERP”) to senior executive officers of Old Lenox. The SERP was offered to those officers in order to provide additional retirement benefits in excess of the benefits that could be made available in accordance with Internal Revenue Code limitations under that owner’s tax-qualified retirement plans. As part of the acquisition of Old Lenox by the Company, the Company agreed to assume the obligations under the SERP. The SERP was “frozen” on December 31, 2006, so that no additional benefits may be obtained under that plan going forward. Of the current Named Executive Officers, only Ms. Hannon and Mr. Fantin are eligible for SERP benefits.

In March 2005, the Company adopted an Executive Nonqualified Excess Plan (the “Excess Plan”) to provide non-tax-qualified supplemental retirement benefits to designated senior executives of the Company. The Excess Plan is designed to provide additional retirement benefits in excess of the benefits that could be made available in accordance with Internal Revenue Code compensation limitations under the Company’s tax-qualified retirement plans. The Company matches contributions to its qualified retirement plan at 100% for the first 3% of the executive’s contribution and at 50% for the next 2% such that if the executive contributes at least 5%, the maximum Company match is 4%. The Company’s matching 401(k) contributions are immediately 100% vested. The Company also may contribute 10% of each executive’s salary pursuant to the Company’s profit-sharing plan. This contribution vests over five years at a rate of 20% per year. The Excess Plan is funded through a rabbi trust. The Company did not make any contributions to the Excess Plan in fiscal 2007. In fiscal 2006 and fiscal 2007, the only Named Executive Officers who were eligible for the Excess Plan were Ms. Engel and Mr. Schugel. Ms. Engel’s balance in the Excess Plan was withdrawn and fully paid to her in fiscal 2007 in connection with her departure. In connection with his departure from the Company in November 2007, Mr. Schugel will be eligible to withdraw his balance in the Excess Plan in May 2008.

A more detailed discussion of the retirement benefits provided to the Named Executive Officers is provided under the headings “Pension Benefits” and “Nonqualified Deferred Compensation.”

What perquisites and other benefits do you provide to the Named Executive Officers?

We provide Named Executive Officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program. Generally, these benefits serve a different purpose than traditional compensation, such as providing protection against financial loss arising from illness, disability or death. We provide life insurance policies for all of our Named Executive Officers. In addition to the group long-term disability policies provided for our Named Executive Officers, Ms. Engel and Mr. Schugel also had individual disability policies.

In fiscal 2006, we provided leased automobiles to Mr. Fantin and Ms. Hannon at an approximate cost per individual of about $12,000 for the year and provided Ms. Engel with the use of an automobile when she was working from our Bristol offices. In fiscal 2007, we provided leased automobiles to Mr. Fantin and Ms. Hannon until the benefit was terminated by the Committee in March 2007.

In November 2007, as part of his employment offer, the Company agreed to pay Mr. Spivak for 12 months of temporary interim living arrangements in a furnished studio apartment or “extended stay” hotel in close proximity to the Company’s office in Bristol, Pennsylvania, plus an allowance of $35.00 per diem for each work day. In addition, the Company agreed to reimburse Mr. Spivak for reasonable commuting costs for up to two trips home each week. Following the initial 12 months, if Mr. Spivak makes a decision to relocate, he will be offered relocation benefits in accordance with the Company’s relocation policy, which will provide for an additional six months of temporary interim living arrangements.

Have you entered into any agreements with respect to the service of any of your Named Executive Officers?

Marc L. Pfefferle, is a partner at Carl Marks Advisory Group LLC (“CMAG”) and serves as our Interim Chief Executive Officer pursuant to our consulting agreement with CMAG. Under the agreement, we pay CMAG a monthly fee for Mr. Pfefferle’s services, but since Mr. Pfefferle is not an employee of the Company, he receives no compensation from us and is compensated by CMAG. Further information regarding the details of the CMAG consulting agreement is provided below under the heading “Certain Relationships and Related Transactions.”

Do you have retention agreements with any of your Named Executive Officers?

As of December 29, 2007, we have retention agreements with Mr. Fantin and Ms. Hannon. A description of the principal terms of these agreements may be found under the heading, “Potential Payments Upon Termination or Change in Control – Legacy Retention and Letter Agreements with Louis A. Fantin and Branka Hannon” elsewhere in this proxy statement.

Do you have change in control agreements with any of your Named Executive Officers?

In October 2004, the American Jobs Creation Act of 2004 amended the Internal Revenue Code to add Section 409A (“Section 409A”), which imposes significant restrictions on non-qualified deferred compensation. In response to the adoption of Section 409A, the Committee approved a revised form of change in control agreement for certain of our executive officers in order to bring such agreement into compliance with Section 409A and associated regulations.

On January 15, 2007, we entered into a revised change in control agreement with Mr. Schugel, which was terminated on November 9, 2007 in connection with his resignation. Ms. Engel also had a change in control agreement in effect in 2006, which was terminated in January 2007 in connection with her resignation. On November 9, 2007, we entered into a letter agreement with Mr. Spivak providing severance and change in control benefits. In January 2008, in connection with the Board of Director’s decision to explore strategic alternatives for the Company, we entered into agreements with Messrs. Fantin and O’Connell and Ms. Hannon providing for enhanced severance, retention and change in control benefits and an amendment to Mr. Spivak’s letter agreement. A description of the principal terms of all of these agreements may be found under the heading, “Potential Payments Upon Termination and Change in Control – Change in Control, Retention and Severance Benefits,” elsewhere in this proxy statement.

Do you have stock ownership guidelines for the Named Executive Officers?

While not a traditional stock ownership program, we do have a policy that requires executives to hold shares for limited periods of time. Since August 2004, if a Named Executive Officer, other than the Chief Executive Officer is awarded an equity grant, such officer must retain 50% of the net gain in shares of our stock (i.e. shares remaining after payment of any exercise price and income taxes) for a period of at least three years or, if shorter, the period that they served as an executive officer. The Chief Executive Officer must retain 75% of the net gain in shares of our stock for the three-year period or such shorter period that he or she served as Chief Executive Officer.

What compensation did Ms. Engel receive in connection with her termination of employment?

In connection with Ms. Engel’s stepping down as Chief Executive Officer and Chairwoman, the Company and Ms. Engel entered into a Resignation/Retirement Agreement, effective as of January 4, 2007. A description of the principal terms of this agreement may be found under the heading, “Potential Payments Upon Termination or Change in Control – Resignation/Retirement Agreement with Susan E. Engel,” elsewhere in this proxy statement.

How do you handle limitations on the tax deductibility of compensation?

We monitor changes in the regulatory environment when assessing the financial efficiency of the various elements of the Named Executive Officers’ compensation. We have designed and administered our annual cash incentive and long-term equity incentive plans in a manner that preserves our federal income tax deductions and our deferred compensation, equity compensation and change in control/severance agreements to be in compliance with federal tax rules affecting nonqualified compensation.

Compensation paid in fiscal 2006 and 2007, which is subject to the Section 162(m) cap, did not exceed $1,000,000 for any Named Executive Officer in the Summary Compensation Table. Therefore, the Committee believes that we will not be subject to any Section 162(m) limitations on the deductibility of compensation paid to the Named Executive Officers in the Summary Compensation Table for fiscal 2006 or 2007.

We intend to continue our practice of paying competitive compensation to attract and retain executive officers to manage the Company in the best interest of the Company and our stockholders. The Committee may therefore choose to provide nondeductible compensation to executive officers if it deems such compensation to be in the best interest of the Company and our stockholders.

Do your nonqualified deferred compensation arrangements comply with Section 409A?

We believe that we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005 and the final regulations which were issued on April 17, 2007 and are taking steps to meet the December 31, 2008 documentary compliance deadline. A more detailed discussion of our nonqualified deferred compensation arrangements is provided on page 29 under the heading “Nonqualified Deferred Compensation.”

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

Compensation Committee of the Board of Directors of Lenox Group Inc.

Stewart M. Kasen, Chair
Dr. Reatha Clark King
John Vincent (Vin) Weber

Summary Compensation Table

The following table sets forth the total compensation for services in all capacities for fiscal 2006 and 2007 awarded to the Named Executive Officers.

Summary Compensation Table

Name	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Susan E. Engel(5)	2007	67,481	—		—	—	—	—	2,360,288	(6)	2,427,769
Former Chairwoman and Chief Executive Officer	2006	605,000	—		193,350	—	—	—	39,515		837,865

Marc L. Pfefferle(7)	2007	—	—		—	—	—	—	—		—
Interim Chief Executive Officer

Timothy J. Schugel(8)	2007	291,923	—		—	—	—	—	102,923	(9)	394,846
Former Chief Financial Officer	2006	306,231	—		67,100	—	—	—	11,471		384,802

Fred Spivak(10)	2007	50,379	125,000	(11)	11,048	—	—	—	—	(12)	186,427
Chief Operating and Financial Officer

Louis A. Fantin	2007	250,649	10,000	(13)	84,951	—	—	(4,132)	18,697	(14)	360,165
Senior Vice President, General Counsel and Secretary	2006	246,082	250,271		83,545	—	—	20,752	27,426		628,076

Branka Hannon	2007	202,184	10,000	(13)	101,590	—	—	(4,334)	13,317	(15)	322,757
Senior Vice President, Human Resources	2006	197,939	249,666		100,250	—	—	19,948	21,813		589,616

David B. O’Connell	2007	221,680	25,000	(13)	1,768	—	—	—	—	(16)	248,448
Vice President Global Sourcing

Lesa Chittenden Lim(17)	2007	96,250	—		—	47,921	—	—	309,511	(18)	453,682
Former President of Lenox Brands Wholesale	2006	312,196	—		84,696	48,344	—	—	—		445,236

(1)	The amounts in this column are calculated based on FAS 123R and are equal to the financial statement compensation cost for restricted stock awards as reported in our 2007 consolidated statements of income for the fiscal year. Under FAS 123R, a pro rata portion of the total expense at the time the restricted award is granted is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The amounts in this column exclude estimated forfeitures. Except with respect to Ms. Chittenden Lim, whose awards are discussed in footnote 9 to this table, the expenses reported in this column relate to restricted stock grants originally made on September 30, 2005 and November 12, 2007. The original total cost of these awards was based on the number of shares awarded and the fair market value of our common stock on the date the grant was made.
(2)	The amounts in this column are calculated based on FAS 123R and are equal to the financial statement compensation cost for stock option awards as reported in our consolidated statements of income for the fiscal year. Under FAS 123R, a pro rata portion of the total expense at time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 29, 2007.
(3)	This column includes awards made under the 2004 Cash Incentive Plan. For fiscal 2007, the performance target for the cash bonus program was based on achieving Pre-Bonus EBITDA of $32.4 million to earn 100% of the incentive. A maximum payout required that the Company achieve $44.9 million of Pre-Bonus EBITDA in fiscal 2007 and a threshold payout required that the Company achieve $28.4 million of Pre-Bonus EBITDA in fiscal 2007. Because the Company did not achieve the threshold Pre-Bonus EBITDA, no cash bonuses pursuant to the 2004 Cash Incentive Plan were paid to the Named Executive Officers for fiscal 2007. The terms and conditions of the 2004 Cash Incentive Plan are discussed further above under the heading “Compensation Discussion and Analysis.”

(4)	The amounts in this column represent the increase in the actuarial net present value of all future retirement benefits under the Lenox, Incorporated Retirement Plan (“Qualified Plan”) and the Lenox Supplemental Executive Retirement Plan (“SERP”). The decrease in value is primarily due to the fact that the plans were frozen effective December 31, 2006, so additional service of pay increases were not factored into the net present value. All of the pension benefits for Mr. Fantin and Ms. Hannon are based on their respective highest five consecutive years’ average pay over the last ten years up to the date of the pension freeze of December 31, 2006. The net present value of the pension benefits as of December 29, 2007 used to calculate the net change in pension benefits was determined using the same assumptions used to determine our pension obligations and expense for financial statement purposes. See Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 29, 2007 for these specific assumptions. Additional information about the Qualified Plan and the SERP is included below under the heading “Pension Benefits.”
We have not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected above.
(5)	Ms. Engel resigned from her position as our Chairwoman of the Board and Chief Executive Officer effective as of January 4, 2007 and remained as an employee of the Company through February 1, 2007. Ms. Engel continued to provide services to us through June 30, 2007 as needed pursuant to the terms of her Resignation/Retirement Agreement as discussed further below under the heading “Potential Payments Upon Termination or Change in Control—Resignation/Retirement Agreement with Susan E. Engel.”
(6)	Includes the following: long-term disability insurance premium of $46.16, including tax gross-up; Company paid life insurance in the amount of $75.00; matching contribution by the Company under the Lenox Group Inc. 401(k) Retirement Saving Plan of $2,899.25; unused vacation payout pursuant to Ms. Engel’s Resignation/Retirement Agreement of 200 hours in the amount of $58,173; severance benefit payments in the amount of $525,681 paid via monthly pay continuation from February 1, 2007 through October 1, 2007 pursuant to the Resignation/Retirement Agreement; and a lump sum payment of $1,773,413.15 (including lump sum severance payments in the amount of $1,468,103, lump sum benefits payments of $108,918, a relocation payment in the amount of $50,000 and a tax gross-up of $146,392). Further information on these payments is provided below under the heading “Potential Payments Upon Termination or Change in Control—Resignation/Retirement Agreement with Susan E. Engel.”
(7)	Mr. Pfefferle was elected Interim Chief Executive Officer of the Company effective as of January 5, 2007. Mr. Pfefferle serves as Interim Chief Executive Officer pursuant to the terms of the Company’s Consulting Agreement with Carl Marks Advisory Group LLC, as amended, and is not an employee of the Company. Further information regarding this arrangement is provided elsewhere in this proxy statement under the headings “Compensation Discussion and Analysis” and “Certain Relationships and Related Transactions.”
(8)	Mr. Schugel resigned from his position as Chief Financial Officer effective as of November 9, 2007.
(9)	Includes the following: long term disability insurance premium of $586.16, including tax gross-up; Company paid life insurance in the amount of $750.00; matching contribution by the Company under the Lenox Group Inc. 401(k) Retirement Saving Plan of $9,338.42; unused vacation payout according to his Severance Agreement of 341.45 hours in the amount of $54,171.04; and severance payments in the amount of $38,077.
(10)	Mr. Spivak was hired by the Company as Chief Operating and Financial Officer effective as of November 9, 2007.
(11)	Mr. Spivak received a guaranteed bonus in the gross amount of $125,000 pursuant to the terms of a Letter Agreement between the Company and Mr. Spivak, dated November 9, 2007, as amended on January 30, 2008. This amount was paid to Mr. Spivak on March 31, 2008. Further information is provided below under the heading “Potential Payments Upon Termination or Change in Control—Letter Agreement with Fred Spivak.”
(12)	The total value of perquisites and other personal benefits for Mr. Spivak was less than $10,000 in 2007.
(13)	On March 11, 2008, the Compensation Committee authorized the payment of one-time, discretionary bonuses to Messrs. Fantin and O’Connell and Ms. Hannon in recognition of special contributions made to the Company in fiscal 2007.
(14)	Includes the following: long term disability insurance premium of $601.05, including tax gross-up; Company paid life insurance in the amount of $896.40; matching contribution by the Company under the Lenox Group Inc. 401(k) Retirement Saving Plan of $14,332.03; Company vehicle and gas payments of $2,867.65 for the period January 1, 2007 through March 31, 2007 at which time the Company vehicle perquisite was discontinued.

(15)	Includes the following: long term disability insurance premium of $484.80, including tax gross-up; Company paid life insurance in the amount of $723.60; matching contribution by the Company under the Lenox Group Inc. 401(k) Retirement Saving Plan of $9,763.80; Company vehicle and gas payments of $2,345.45 for the period January 1, 2007 through March 31, 2007 at which time the Company vehicle perquisite was discontinued.
(16)	The total value of perquisites and other personal benefits for Mr. O’Connell was less than $10,000 in 2007.
(17)	Ms. Chittenden Lim left her position as President of Lenox Brands Wholesale effective as of March 30, 2007.
(18)	Includes the following: long term disability insurance premium of $175.00, including tax gross-up; Company paid life insurance in the amount of $225.00; unused vacation payout pursuant to Ms. Chittenden Lim’s Offer Letter in the amount of $20,360.58; and severance payments totaling $288,750.01. Further information is provided below under the heading “Potential Payments Upon Termination or Change in Control—Resignation/Retirement of Lesa Chittenden Lim.”

Grants of Plan-Based Awards

The following table summarizes the 2007 grants of equity and non-equity plan-based awards to the Named Executive Officers.

Grants of Plan-Based Awards

Name	Grant Date	Date of Compensation Committee Meeting at Which Grant was Approved	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Susan E. Engel	—	—	—	—	—	—	—	—	—
Marc L. Pfefferle	—	—	—	—	—	—	—	—	—
Timothy J. Schugel	—	—	—	—	—	—	—	—	—
Fred Spivak	11/12/2007	11/2/2007	—	192,500	288,750	25,000	37,500	50,000	173,000
Louis A. Fantin	11/12/2007	9/29/2007	—	101,420	152,130	4,000	6,000	8,000	27,680
Branka Hannon	11/12/2007	9/29/2007	—	81,809	122,714	4,000	6,000	8,000	27,680
David B. O’Connell	11/12/2007	9/29/2007	—	89,613	134,420	4,000	6,000	8,000	27,680
Lesa Chittenden Lim	—	—	—	—	—	—	—	—	—

(1)	At our 2004 Annual Meeting, our stockholders approved the 2004 Cash Incentive Plan, which provides the opportunity for each participant in the plan to earn a bonus incentive amount if certain targets in a performance period are met. For fiscal 2007, the target payout (set as a percentage of each Named Executive Officer’s base salary) required that the Company achieve Pre-Bonus EBITDA of $32.4 million, the maximum payout (set at 150% of the target percentage) required that the Company achieve $44.9 million of Pre-Bonus EBITDA and the threshold payout required that the Company achieve $28.4 million of Pre-Bonus EBITDA in fiscal 2007. For each $40,000 of pre-bonus EBITDA above $28.4 million, the plan will pay 1% of target bonus, up to 100% of target bonus if pre-bonus EBITDA reaches approximately $32.4 million. Because the Company did not achieve the threshold operating cash flow level, no cash bonuses were paid to the Named Executive Officers under the 2004 Cash Incentive Plan for fiscal 2007, as reflected in the Non-Equity Incentive Plan Compensation Column in the Summary Compensation Table. The terms and conditions of the 2004 Cash Incentive Plan, including the target percentages for the Named Executive Officers are discussed further above under the heading “Compensation Discussion and Analysis.”
(2)	The equity incentive plan awards column headings included in this table comply with SEC requirements. However, pursuant to the terms of the 2004 Stock Incentive Plan, the Compensation Committee establishes “target,” “threshold” and “minimum” performance metrics rather than “maximum,” “target” and “threshold” performance metrics for the vesting of performance share awards. The different terms have the same meanings, but for consistency with the 2004 Stock Incentive Plan, we have used our terminology to describe the performance metrics in footnote (3) below.
(3)	These performance shares were granted in November 2007 pursuant to the 2004 Stock Incentive Plan. The maximum vesting of this grant is based on the Company achieving three of the following four performance metrics: (i) 2007 operating income of $9.680 million, (ii) 2008 operating income of $24.012 million, (iii) 2009 operating income of $30.351 million, and (iv) cumulative three-year operating income of $64.043 million over the performance cycle of fiscal years 2007, 2008 and 2009 to earn 100% of the grant. At threshold performance, the Company must achieve a cumulative three-year operating income of $53.406 million over the performance cycle of fiscal years 2007, 2008 and 2009 to earn 75% of the performance shares, and for each $0.4255 million of three-year cumulative operating income above $53.406 million, the grantee will earn an additional 1% of the performance shares up to 100%. At minimum performance, the Company must achieve a cumulative three-year operating income of $42.769 million over the performance cycles of fiscal year 2007, 2008 and 2009 to earn 50% of the performance shares, and for each $0.4255 million of three-year cumulative operating income above $42.769 million, the grantee will earn an additional 1% of the performance shares up to 75%.
(4)	The value of the performance shares and the restricted stock in this column was computed by multiplying the number of performance shares or shares of restricted stock, as applicable, by the “market price” of a share of our common stock. In accordance with the 2004 Stock Incentive Plan, the market price is the average of the high and low sales prices of a share of our common stock on the business day immediately preceding the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of December 29, 2007 for each of the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Susan E. Engel	20,000	—	13.81	3/1/2010	—		—	—		—
	84,000	—	13.81	3/1/2010	—		—	—		—
	29,925	—	9.19	5/15/2010	—		—	—		—
	52,000	—	8.49	2/28/2011	—		—	—		—
	123,151	—	12.80	3/15/2012	—		—	—		—
	140,924	—	12.80	3/15/2012	—		—	—		—
	34,500	—	16.78	1/3/2015	—		—	—		—
	48,000	—	13.26	12/29/2015	—		—	—		—
	—	—	—	—	—		—	9,750	(3)	28,373

Marc L. Pfefferle	—	—	—	—	—		—	—		—

Timothy J. Schugel	22,000	—	13.81	11/9/2008(4)	—		—	—		—
	8,055	—	9.19	11/9/2008(4)	—		—	—		—
	11,000	—	8.49	11/9/2008(4)	—		—	—		—
	45,945	—	12.80	11/9/2008(4)	—		—	—		—
	40,000	—	14.00	11/9/2008(4)	—		—	—		—
	24,193	—	15.92	11/9/2008(4)	—		—	—		—
	5,807	—	15.92	11/9/2008(4)	—		—	—		—
	12,938	—	16.78	11/9/2008(4)	—		—	—		—
	18,667	—	13.26	11/9/2008(4)			—	—		—
	—	—	—	—	—			6,562	(3)	19,095

Fred Spivak	—	—	—	—	—		—	37,500	(5)	109,125

Louis A. Fantin	7,400	—	13.26	12/29/2015	—		—	—		—
	—	—	—	—	19,969	(6)	58,110	—		—
	—	—	—	—	—		—	2,775	(3)	8,075
	—	—	—	—	—		—	6,000	(5)	17,460

Branka Hannon	14,333	—	13.26	12/29/2015			—	—		—
	—	—	—	—	23,962	(6)	69,729	—		—
	—	—	—	—	—		—	5,375	(3)	15,641
	—	—	—	—	—		—	6,000	(5)	14,550

David B. O’Connell	1,666	—	5.81	11/7/2016	—		—	—		—
	—	—	—	—	—		—	6,000	(5)	17,460

Lesa Chittenden Lim	—	—	—	—	—		—	4,219	(3)	12,277

(1)	The amounts in this column are calculated using a per share value of $2.91, the closing market price of a share of our common stock on December 28, 2007, the last business day of the fiscal year.
(2)	The awards included in this column consist of performance shares granted under the 2004 Stock Incentive Plan for the performance cycles from January 1, 2006 through December 29, 2007 and December 31, 2006 through January 2, 2010. In accordance with applicable SEC requirements, the performance shares included in this column for the fiscal 2006-fiscal 2007 performance cycle and the fiscal 2007-fiscal 2010 performance cycle are reported at threshold levels.

(3)	This restricted stock would have vested in full on or about March 10, 2008, provided the Company achieved a performance target of $89 million of cumulative operating cash flow over fiscal years 2006 and 2007 to earn 100% of the grant, or a minimum performance threshold of $80 million of cumulative operating cash flow over fiscal years 2006 and 2007 to earn 75% of the grant; achieving less than $80 million over than period will result in no vesting of the performance shares awarded. Ms. Engel, Ms. Chittenden Lim and Mr. Schugel were each eligible to receive this restricted stock award despite the fact that they each left the Company in fiscal year 2007. However, the number of shares which they were eligible to receive pursuant to their respective awards was reduced proportionately to cover only the time period in which they actually served as executive officers during the fiscal 2006-fiscal 2007 performance cycle. This adjustment served to reduce the awards as follows: Ms. Engel from 24,000 to 13,000 shares; Ms. Chittenden Lim, from 9,000 to 5,622 shares; Mr. Schugel from 9,333 to 8,749 shares. The Company did not meet the performance targets for this period and the shares were forfeited.
(4)	Pursuant to the terms of the Stock Option Agreement for stock options awarded under the 2004 Stock Incentive Plan, the expiration dates for Mr. Schugel’s outstanding stock option awards were accelerated such that the options terminate, if they are not exercised, on the one year anniversary of his departure, November 9, 2008.
(5)	This restricted stock vests in full on or about March 10, 2010 and 100% of the performance shares will be earned, provided the Company achieves three of the following four performance metrics: (i) fiscal 2007 operating income of $9.680 million, (ii) fiscal 2008 operating income of $24.012 million, (iii) fiscal 2009 operating income of $30.351 million and (iv) cumulative three-year operating income of $64.043 million over the performance cycle of fiscal years 2007, 2008 and 2009. At threshold performance, the Company must achieve a cumulative three-year operating income of $53.406 million over the performance cycle of fiscal years 2007, 2008 and 2009 to earn 75% of the performance shares, and for each $0.4255 million of three-year cumulative operating income above $53.406 million, grantee will earn an additional 1% of the performance shares up to 100%. At minimum threshold performance, the Company must achieve a cumulative three-year operating income of $42.769 million over the performance cycles of fiscal years 2007, 2008 and 2009 to earn 50% of the performance shares, and for each $0.4255 million of three-year cumulative operating income above $42.769 million, grantee will earn an additional 1% of the performance shares up to 75%.
(6)	This restricted stock vests in full on September 30, 2008, provided the executive officer is employed by the Company. Pursuant to the terms of the Restricted Stock Agreement, the transfer restrictions will lapse earlier upon the death of the executive officer or if the executive officer is terminated other than for cause and receives the restricted stock in lieu of severance benefits. A further explanation of the terms and conditions of these awards is provided below under the heading “Potential Payments Upon Termination or Change in Control—Legacy Retention and Letter Agreements with Louis A. Fantin and Branka Hannon.”

Option Exercises and Stock Vested

The following table summarizes the shares of restricted stock held by the Named Executive Officers, which vested in fiscal year 2007. During fiscal 2007, no option awards were exercised by the Named Executive Officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Susan E. Engel (2)	—	—	2,860	19,363
Marc L. Pfefferle	—	—	—	—
Timothy J. Schugel (2)	—	—	650	4,401
Fred Spivak	—	—	—	—
Louis A. Fantin	—	—	—	—
Branka Hannon	—	—	—	—
David B. O’Connell	—	—	—	—
Lesa Chittenden Lim (3)	—	—	8,333	43,332

(1)	The value realized equals the closing market price of our common stock on the New York Stock Exchange on the vesting date multiplied by the number of shares acquired on vesting.

(2)	These shares relate to a restricted stock award granted on March 15, 2002. The shares vested one-fifth per year, provided the executive officer was employed by the Company. This restricted stock fully vested on December 31, 2006.
(3)	These shares relate to a restricted stock award that vested one-third per year on March 15, 2007, 2008, and 2009 provided the executive officer was employed by the Company. One-third of the grant (8,333 shares) vested on March 15, 2007, but due to Ms. Chittenden Lim’s departure on March 30, 2007, the remaining 16,666 unvested shares were forfeited.

Pension Benefits

Prior to the sale of Lenox, Incorporated (“Old Lenox”) to the Company in 2005, Old Lenox’s corporate owner provided retirement benefits to senior executive officers of Old Lenox under the Lenox, Inc. Retirement Plan (the “Qualified Plan”) and a non-tax-qualified, Supplemental Executive Retirement Plan (the “SERP,” and together with the Qualified Plan, the “Retirement Plans”). The SERP was offered to those officers in order to provide additional retirement benefits in excess of the benefits that could be made available in accordance with Internal Revenue Code limitations under that owner’s tax-qualified retirement plans. As part of the acquisition of Old Lenox by the Company, the Company agreed to assume the obligations under the Retirement Plans. Of the Named Executive Officers, only Ms. Hannon and Mr. Fantin participated in the Retirement Plans in 2007.

Benefits payable under the Retirement Plans are based on a formula that yields an annual amount payable over the participant’s life beginning at age 65. The annual benefit amount under the Retirement Plans is determined by multiplying (1) 1.30% of the participant’s average annual compensation (as defined below) for the participant’s five highest consecutive, completed calendar years during the last 10 years of employment up to the covered compensation (as defined below) by (2) the participant’s credited years of service (not to exceed 30 years) and adding the product of 1.75 times the participant’s average annual compensation in excess of covered compensation times the participant’s credited years of service (not to exceed 30 years). The participant is entitled to the greater of the product of that equation or the participant’s accrued benefit as of June 30, 1988. For purposes of this calculation, compensation means total earnings, which are subject to withholding for federal income tax purposes, paid to an eligible employee for each calendar year, including salary reduction contributions made on behalf of the participant which are not includible in gross income, overtime, short-term bonuses, and sales commissions. Compensation only includes cash compensation which is actually paid during the calendar year and excludes: moving expenses, the imputed value of life insurance and similar non-cash compensation items; long-term bonuses; vehicle expense reimbursements; one-time bonuses for special or nonrecurring events; payments under any deferred compensation plans; and cost of living differential adjustments. Covered compensation is the average (without indexing) of the Social Security taxable wage bases in effect for each calendar year during the 35-year period ending with the calendar year in which a participant will attain the Social Security Retirement Age (“SSRA”). If the participant is under the SSRA, the current year’s wage base is assumed to continue in all future years to the SSRA.

A participant is 100% vested in their benefit when they have completed five years of vesting service. Once this occurs, the benefit that is accrued will not be forfeited back to the plans when his or her employment terminates. A participant who is vested but terminates employment before attaining age 55 is referred to as a “ terminated vested” participant and can commence benefits from the Retirement Plans on the first day of any month between the month after attaining age 55 and the month after attaining age 65. A participant who terminates after attaining age 55 can commence benefits immediately, or can defer receiving payment until the first of the month following his or her 65th birthday. In each scenario, the amount of the benefit is reduced by 3% per year prior to age 65.

The normal form of benefit under the Retirement Plans is a single life annuity commencing on the participant’s retirement date or, in the case of a married participant, a joint and 50% survivor annuity. A participant can elect an actuarial equivalent optional form of benefit as permitted by the Retirement Plans. Lump sum distributions are not permitted. A participant who attains age 55 and has completed at least five years of service is entitled to receive an early retirement benefit, which is equal to the normal retirement benefit at age 65 reduced by one quarter of one percent for each month by which the first early retirement payment precedes the participant’s normal retirement date. The only Named Executive Officer currently eligible for early retirement is Mr. Fantin.

The SERP is not funded through a rabbi trust and participants in the SERP are unsecured creditors of the Company.

The Retirement Plans were frozen effective December 31, 2006. A participant’s accrued benefit will be calculated using average annual compensation, credited service, and covered compensation as of that date.

The following table summarizes the present accumulated value of the pension benefits of the Named Executive Officers as of December 29, 2007.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

Susan E. Engel	N/A	—	—	—
Marc L. Pfefferle	N/A	—	—	—
Timothy J. Schugel	N/A	—	—	—
Fred Spivak	N/A	—	—	—
Louis A. Fantin	Qualified Plan	25.3333	515,519	0
	SERP	25.3333	250,567	0

	Total		766,086

Branka Hannon	Qualified Plan	6.0833	77,064	0
	SERP	6.0833	5,019	0

	Total		82,083

David B. O’Connell	N/A	—	—	—
Lesa Chittenden Lim	N/A	—	—	—

(1)	The measurement date and material actuarial assumptions applied in quantifying the present value of the current accrued benefits are discussed in Note 10 to our consolidated financial statements included in our 2007 Annual Report on Form 10-K. These assumptions include the use of a 6.25% discount rate for the Qualified Plan, a 6.00% discount rate for the SERP Plan and the RP2000 Combined Healthy Mortality Table projected to 2007. The average pay used for the benefits calculation was the historical pay through the Plan freeze date of December 30, 2006. The amounts in this column were calculated based on the normal retirement age of 65.

Nonqualified Deferred Compensation

D 56, Inc. Executive and Director Compensation Exchange Plan

The Company adopted the D56, Inc. Executive and Director Compensation Exchange Plan (the “KEYSOP”) on November 15, 1999. The only Named Executive Officer with contributions left in the KEYSOP during fiscal 2007 was Ms. Engel. In January 2007, Ms. Engel received a distribution of her remaining KEYSOP benefit of $1,772,164. As a result of the distribution, all obligations under the KEYSOP to the Named Executive Officers have been satisfied.

Executive NonQualified Excess Plan

We adopted an Executive Nonqualified Excess Plan (the “Excess Plan”) in March 2005 to provide a non-tax-qualified supplemental retirement benefit to designated senior executives of the Company. It is designed to enable participants to defer compensation in excess of Internal Revenue Code limits and to receive “excess” Company profit sharing and matching 401(k) contributions that were limited due to

Internal Revenue Code compensation limits. The Excess Plan superceded the KEYSOP described above. In fiscal 2007, the only Named Executive Officers who participated in the Excess Plan were Ms. Engel and Mr. Schugel.

Participants selected for participation can elect to defer up to 90% of their base salary, bonus and performance based compensation each year. We may make discretionary profit-sharing contributions to participants who are in excess of Internal Revenue Code limits with regard to the Qualified Plan.

Amounts deferred are credited with earnings based on the performance of various mutual funds that can be selected by the participant as the measuring investment. During fiscal 2007, the measuring investments had a performance range from -7.67% to 15.39%. There are no above market or preferential earnings credited to the accounts of plan participants.

Participants are entitled to elect the time of payment under the Excess Plan. In-service distributions are only permitted from the employee contributions account to the extent elected by the participant, in the event of an “unforeseeable emergency” as that term is defined under Section 409A of the Internal Revenue Code, or scheduled distributions for educational purposes in six year installments. A change in control of the Company is not a distribution event. The form of distribution following a distribution event (death, retirement, disability or other termination of employment) is a lump sum.

Participants are 100% vested in their own deferrals. Employer credits are subject to a vesting schedule at the rate of 20% per year of service but are always 100% vested in the event of death, disability or upon attaining retirement age (65).

The benefits provided under the Excess Plan are funded through a rabbi trust.

The following table summarizes for each of the Named Executive Officers such officer’s contributions, earnings and balances under our nonqualified defined contribution and other deferred compensation plans.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)

Susan E. Engel	—	—	6,710	2,035,498	—
Marc L. Pfefferle	—	—	—	—	—
Timothy J. Schugel	—	—	3,859	—	43,610	(3)(4)
Fred Spivak	—	—	—	—	—
Louis A. Fantin	—	—	—	—	—
Branka Hannon	—	—	—	—	—
David B. O’Connell	—	—	—	—	—
Lesa Chittenden Lim	—	—	—	—	—

(1)	The amounts reported in this column represent the change during the last fiscal year in the value of the underlying mutual fund(s) in which the executive officers’ deferred amounts were deemed to be invested and increases in the deferred amounts due to dividends payable upon those funds.
(2)	The amount reported in this column ($2,035,498) includes: (i) $1,772,164, withdrawn from the KEYSOP in January 2007; and (ii) $263,334, withdrawn from the Excess Plan in August 10, 2007.
(3)	Of this amount, $39,751 represents excess profit-sharing contributions or excess 401(k) matching contributions from prior years that were reported in the Summary Compensation Table in our proxy statement for the relevant years and $3,859 represents the cumulative increase in value of the investment alternatives in which the deferred amounts are deemed invested.
(4)	As a result of Mr. Schugel’s termination of employment effective November 9, 2007, he will be eligible to withdraw his Excess plan balance in May 2008, six months after his termination date.

Potential Payments Upon Termination or Change in Control

We do not have employment agreements with the Named Executive Officers. We have agreements with Messrs. Spivak, Fantin and O’Connell and Ms. Hannon providing for change in control, severance and retention benefits. These agreements are described below.

Three of our Named Executive Officers left our employment in 2007 -- Ms. Engel on January 4, Ms. Chittenden Lim on March 30 and Mr. Schugel on November 9. These individuals have severance arrangements in connection with their departures, which are explained below.

Change in Control, Retention and Severance Benefits

Letter Agreement with Fred Spivak

On November 9, 2007, we entered into a letter agreement with Fred Spivak. This agreement entitles Mr. Spivak to 18 months of salary and benefits continuation if his employment is terminated without “cause” or for “good reason” (other than due to death, disability or retirement at or after age 65) within one year following a “change in control” and subject to signing a general release of claims. In addition, Mr. Spivak is entitled to receive the cash or stock equivalent value of the unvested portion of any performance share grant(s) that do not vest in full upon a “change in control.” The term “change in control” is defined in our 2004 Stock Incentive Plan. “Cause” means a conviction or plea of nolo contendere to any felony which materially and adversely impacts our financial condition or reputation; willful gross neglect or willful gross misconduct that materially and adversely impacts our financial condition or reputation; or a violation of any of the non-disclosure, non-solicitation and non-disparagement clauses of the agreement that is the sole basis for involuntary termination. “Good reason” means any material change (except in reporting relationship) in position, responsibilities or assignment of duties materially inconsistent with those existing prior to the “change in control”; any material decrease in base salary, target annual incentive or long-term incentive award opportunities or equity grants; any material breach in the terms of the agreement by us after receipt of written notice and a reasonable opportunity to cure such breach; failure on our part to obtain a successor entity’s assumption of our obligations under the agreement; or a relocation of Mr. Spivak to offices located more than 50 miles from our current offices.

This agreement also provides that, during Mr. Spivak’s employment with us and for a period of 24 months thereafter, he will not solicit any of our employees or affiliates. It also provides that during his employment with us and thereafter, Mr. Spivak will not disclose our confidential information other than in the course of his employment or as required by law and will not disparage us or any of our employees, directors or advisors.

On January 30, 2008, in connection with the Boards of Directors’ decision to explore strategic alternatives for the Company, we entered into an amendment (the “Amendment”) to the letter agreement with Mr. Spivak. The Amendment provides that in addition to the above benefits, Mr. Spivak will be eligible to receive a success bonus to the extent there is a pool of funds if the sale price or merger value of the Company exceeds transactional share price levels to be defined at a future date by the Special Committee. Mr. Spivak’s success bonus, if any, will be 100% discretionary, as determined by the Special Committee, based on the level of contribution made by Mr. Spivak to the strategic alternatives process and will not be earned if there is a sale or merger of part of the Company, unless the remainder of the Company is sold or merged within 12 months of the initial sale or merger of part of the Company.

In addition, the Amendment provides that if Mr. Spivak is terminated under the circumstances described in the letter agreement and signs a release in favor of the Company, the Company will waive any non-compete provisions to which he may be obligated under his equity or employment agreements.

Agreements with Louis A. Fantin, Branka Hannon and David O’Connell

On January 30, 2008, we entered into agreements with our executive officers, senior managers and certain other managers, including Louis A. Fantin, Branka Hannon and David O’Connell, that provide for severance benefits in connection with the Board of Directors’ decision to explore strategic alternatives for the Company. The agreements with Messrs. Fantin and O’Connell and Ms. Hannon provide for enhanced severance benefits, a retention bonus and a success bonus.

Pursuant to the terms of these agreements, in the event Messrs. Fantin and O’Connell or Ms. Hannon’s employment is terminated without “cause” or for “good reason” within one year after a “change in control,” as such terms are described above in this section, these executive officers will be eligible for an additional 3 months of severance over the severance they are eligible for under the Company’s current policy, which equates to a total severance period of 15 months for these executive officers. The severance benefits include monthly base salary, and continuation of health, dental, vision and any other benefits required by law for the duration of the severance period at the same cost as an employee of the Company, if COBRA is elected. Severance benefits are conditioned upon the execution of a release in favor of the Company. In addition, these agreements provide that upon such termination and execution of the release, the Company will waive any non-compete restrictions to which Messrs. Fantin and O’Connell and Ms. Hannon may be obligated under their equity or employment agreements with the Company.

In addition, these agreements provide that in the event of a change in control, Messrs. Fantin and O’Connell and Ms. Hannon will be eligible to receive a retention bonus of $35,000, $50,000 and $35,000, respectively, if each executive officer is either (i) employed by the Company, a new owner of the Company or an affiliate of the new owner on the first anniversary of the change in control or (ii) terminated without cause or for good reason within one year of such change in control.

Finally, in the event the strategic alternative process results in the sale or merger of the Company, these agreements provide that Messrs. Fantin and O’Connell and Ms. Hannon and certain senior managers who are critical to an orderly and comprehensive review of strategic, financial and operational alternatives will be eligible to receive a success bonus to the extent there is a pool of funds if the sale price or merger value of the Company exceeds transactional share price levels to be defined at a future date by the Special Committee. This success bonus will be based on (i) a pro rata share (calculated by dividing annual base salary by the total annual base salaries of participants in this portion of the success bonus) of 50% of available funds for this purpose, provided that such senior manager used diligent efforts to maximize value of the strategic alternative process and (ii) a discretionary award, if any, from the remaining 50% of such available funds to be determined by the Special Committee, based on the level of contribution made by a participant to the strategic alternative process. Messrs. Fantin and O’Connell and Ms. Hannon will not be entitled to the success bonus if there is a sale or merger of part of the Company, unless the remainder of the Company is sold or merged within 12 months of the initial sale or merger of part of the Company.

Legacy Retention and Letter Agreements with Louis A. Fantin and Branka Hannon

In February 2005, Lenox, Incorporated (“Old Lenox”), entered into retention agreements (the “Retention Agreements”) with certain of its executive officers, including Louis A. Fantin and Branka Hannon. The Retention Agreements remained in force after we acquired Old Lenox in September 2005.

Pursuant to the terms of the Retention Agreements, Old Lenox agreed to pay each of these executive officers a retention bonus (the “Retention Bonus”) if such executive officer was employed by Old Lenox on the date of the sale (as defined in the Retention Agreements) of Old Lenox and either was employed by Old Lenox or its successor on the first anniversary of the sale of Old Lenox; or was terminated, resigned or ceased to be employed by such entity prior to the first anniversary of the sale of Old Lenox pursuant to certain circumstances set forth in the Retention Agreements. If the Retention Bonus became payable, as was the case for Ms. Hannon and Mr. Fantin, such executive officers were also entitled to the payment of a “Severance Benefit” if they were terminated other than for Cause or resigned with Good Reason prior to the first anniversary of the sale date. The Severance Benefit includes (1) cash in an amount equal to 12 months of the executive officer’s base salary; (2) continuation of the executive officer’s health care coverage in effect at the time of termination for 12 months following termination at no cost to the executive officer; (3) up to six months of executive outplacement services with a cost not exceeding $20,000; and (4) for the executive officers provided with a Lenox-leased vehicle, the continuing use of the existing vehicle for three months following termination.

On October 27, 2005, shortly after our acquisition of Old Lenox, we entered into letter agreements (the “Letter Agreements”) with Ms. Hannon and Mr. Fantin, effective as of September 30, 2005. The Letter Agreements amended the Retention Agreements by extending the right to receive the Severance Benefits through and including September 30, 2008 and deleting a material reduction of the executive officer’s title, job duties or responsibilities from the Good Reason trigger for such benefits. Pursuant to the Letter Agreements, we also granted shares of restricted stock (the “Restricted Stock”) from the Company’s shareholder-approved 2004 Stock Incentive Plan to Mr. Fantin (19,969 shares) and Ms. Hannon (23,962 shares) effective on September 30, 2005. The individual restricted stock award agreements were executed on October 27, 2005.

The Restricted Stock is subject to certain transfer restrictions (the “Transfer Restrictions”), which lapse on September 30, 2008 (the “Vesting Date”), provided that the executive officer remains employed by us (or any of our wholly owned subsidiaries) until the Vesting Date. Notwithstanding the Vesting Date, the Transfer Restrictions will lapse and the shares will immediately vest (1) on the date of the executive officer’s death, or (2) on the date of the termination of the executive officer’s employment by us other than for cause (as defined in the Retention Agreement) if the shares of Restricted Stock are issued to the executive officer in lieu of Severance Benefits (as defined in the Retention Agreement) in accordance with the terms of the Letter Agreements. If such executive officer’s employment is terminated for any other reason, all Restricted Stock subject to Transfer Restrictions that have not lapsed will be forfeited and the shares will be automatically reacquired by us. The holder of the Restricted Stock is entitled to vote the shares and receive any cash dividends made with respect to the shares, unless and until such shares are forfeited. Such dividends shall be deferred until the shares of Restricted Stock fully vest.

Pursuant to the Letter Agreements, if we terminate Ms. Hannon or Mr. Fantin’s employment other than for cause prior to October 1, 2008, such executive officer will be entitled to receive the greater of the fair market value of the Severance Benefits or the Restricted Stock (as to which the Transfer Restrictions will automatically lapse). Ms. Hannon and Mr. Fantin have no rights to the Severance Benefits under their Retention Agreements if they are terminated on or after October 1, 2008.

Resignation/Retirement Agreements

Resignation/Retirement Agreement with Susan E. Engel

In connection with Ms. Engel’s stepping down as Chief Executive Officer and Chairwoman, the Company and Ms. Engel entered into a Resignation/Retirement Agreement (the “Engel Agreement”), effective as of January 4, 2007 (the “Resignation Date”). Pursuant to the terms of the Engel Agreement, Ms. Engel remained an employee of the Company through February 1, 2007 (the “Departure Date”). Between the Departure Date and June 30, 2007, Ms. Engel was available to assist the Chief Executive Officer on a consulting basis, for up to 15 hours per week through April 30, 2007, and for up to five hours per week thereafter. Ms. Engel did not retain an office at our facilities, and was reimbursed for travel and other, similar out-of-pocket expenses while performing such services as were requested of her.

Until the Departure Date, Ms. Engel continued to be paid at her annual salary rate of $605,000 and other compensation and benefits to which she was entitled prior to the Resignation Date. After the Departure Date, all compensation and benefits related to Ms. Engel’s employment with us ceased.

In consideration for her undertakings in the Engel Agreement, we made cash payments to Ms. Engel equal to $1,957,478 (equal to 2.99 times the sum of her base salary of $605,000 plus the arithmetic average of the actual cash bonuses paid to her during the preceding three full fiscal years). This amount was paid in equal installments of $54,375 per month from the Departure Date through October 1, 2007, with a final payment of $1,468,103 made on November 1, 2007.

In addition, shares of restricted stock and performance shares previously granted to Ms. Engel and outstanding at the Resignation Date were governed by the existing terms of the stock incentive plans and award agreements governing such awards; 2,860 restricted shares vested by their terms on December 31, 2006. All outstanding stock options previously awarded to Ms. Engel were also governed by the existing terms of the stock incentive plans and award agreements governing such awards, which permit the exercise of such awards for the remainder of their respective exercise periods. At the Resignation Date, Ms. Engel held options to acquire a total of 532,500 shares of our common stock, with a weighted average exercise price of $12.67 per share. As of the end of the fiscal 2007, Ms. Engel continued to hold options to acquire 532,500 shares of our common stock.

Pursuant to the terms of the Engel Agreement, Ms. Engel’s nonqualified retirement benefits that were not vested as of the Retirement Date became fully vested; these consisted of nominal amounts of Company matching contributions to certain nonqualified retirement benefit plans offered generally to executives. We also provided Ms. Engel, on a net, after-tax basis, the current value, in cash, of her continued participation in the Company’s benefits plans, identified in the Engel Agreement, for a total value of $145,224, and paid her $50,000 for relocation expenses to move to New York City. In addition, Ms. Engel received $58,173 for her foregone vacation days. Ms. Engel also continued to be indemnified by us with respect to actions taken by her in her capacity as an officer or director of the Company. We also released Ms. Engel from liability for pre-Resignation Date activity, except for fraud, felony, willful gross neglect, willful gross misconduct or willful concealment that is injurious to the Company’s consolidated financial condition or results of operations.

In exchange for the foregoing, among other things, Ms. Engel signed a complete release of the Company with respect to all actions occurring prior to January 4, 2007, the date of the release, including with respect to her resignation of employment. Ms. Engel also signed a similar release on the Departure Date. In addition, Ms. Engel is subject to non-disclosure, non-solicitation (with respect to employees, customers, dealers, suppliers and other vendors) and non-competition (as defined in the Engel Agreement) obligations. The non-solicitation and non-competition obligations have terms of 24 months from the last day of her consulting duties to the Company, which was June 30, 2007. The Company and Ms. Engel also agreed to a mutual non-disparagement clause. Finally, Ms. Engel agreed to the termination, on the Resignation Date, of her Change in Control Agreement, entered into effective as of January 28, 2003.

Resignation/Retirement of Lesa Chittenden Lim

On March 7, 2006, we signed an offer letter with Ms. Lesa Chittenden Lim in connection with her employment as President of our Lenox Brands Wholesale division. The offer letter provided that, in the event Ms. Chittenden Lim’s employment was involuntarily terminated without cause, she would receive salary and benefits continuation for severance periods, the length of which would depend upon when such involuntary termination occurred. Ms. Chittenden Lim was entitled to nine months’ base pay, if her employment was terminated after the first anniversary of her hire date, but no later than the second anniversary of her hire date. Ms. Chittenden Lim left the Company effective March 30, 2007. In accordance with her offer letter and in consideration of a general release for the benefit of the Company, Ms. Chittenden Lim received nine months of severance pay totaling $288,750, less withholding and related tax obligations. Ms. Chittenden Lim did not elect the COBRA benefit following her termination.

Resignation/Retirement of Timothy J. Schugel

On November 9, 2007, Mr. Schugel’s resignation as Chief Financial Officer became effective with the appointment of Mr. Spivak as Chief Operating and Financial Officer. In accordance with our severance policies and in consideration of a general release for the benefit of the Company, Mr. Schugel will receive twelve months of severance pay totaling $330,000, paid in twenty-six equal installments every other week during the severance period, less withholding and related tax obligations. Mr. Schugel also received $2,369.74 for the partial payment by the Company of his COBRA premiums during the two-month period from November 9, 2007 through January 8, 2008 for which Mr. Schugel elected the COBRA benefit.

Potential Payments Upon Termination or Termination After a Change in Control

The table below shows potential payments to the Named Executive Officers upon termination or a termination upon a change in control of the Company. The amounts shown assume that termination was effective as of December 28, 2007, the last business day of our fiscal year, and are estimates of the amounts that would have been paid to the executives upon such a termination in addition to the base salary and bonus earned by the executives during 2007 and any applicable pension amounts discussed above under the heading “Pension Benefits.” The actual amounts to be paid can only be determined at the actual time of an executive’s termination following a change in control.

Name	Type of Payment	Payments Upon Termination Other Than for Cause ($)	Payments Upon Involuntary or Good Reason Termination After a Change in Control ($)
Fred Spivak	Base Pay	350,000	525,000
	Health and Welfare Benefits	9,878	14,817
	Out Placement Service	20,000	20,000
	Total	379,878	559,817

Louis A. Fantin	Base Pay	253,549	316,936
	Total Spread Value of Acceleration:
	Restricted Stock(1)(2)	—	—
	Health and Welfare Benefits	9,878	12,348
	Out Placement Service	20,000	20,000
	Total	282,517	349,284

Branka Hannon	Base Pay	204,523	255,653
	Total Spread Value of Acceleration:
	Restricted Stock(1)(2)	—	—
	Health and Welfare Benefits(3)	N/A	N/A
	Out Placement Service	20,000	20,000
	Total	224,523	275,653

David B. O’Connell	Base Pay	224,033	280,041
	Health and Welfare Benefits	3,108	3,885
	Out Placement Service	20,000	20,000
	Total	247,141	303,926

(1)	Value determined by multiplying the number of shares that vest by $2.91, the closing market price of a share of our common stock on December 28, 2007, the last business day of our fiscal year.
(2)	In the event that either Mr. Fantin or Ms. Hannon are terminated other than for cause prior to October 1, 2008, each is entitled to receive the greater of the fair market value of the Severance Benefits due under the Letter Agreements or the Restricted Stock (as to which the Transfer Restrictions will automatically vest) under their restricted stock agreements. Assuming, in accordance with the calculation described in footnote (1) above, that on December 29, 2007 the Restricted Stock has a value of $58,110 and $69,729 for Mr. Fantin and Ms. Hannon, respectively, each of these executive officers would receive the Severance Benefits due under the Letter Agreements instead of the Restricted Stock because such benefits have a greater fair market value on December 28, 2007. Therefore, the Transfer Restrictions on Mr. Fantin and Ms. Hannon’s Restricted Stock would not lapse and the shares would be forfeited and repurchased by us.
(3)	Ms. Hannon waived medical and dental insurance effective as of January 1, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during the most recently completed fiscal year were Stewart M. Kasen, Reatha Clark King and Vin Weber. During such time, no member of the Compensation Committee was a current or former officer or employee of the Company, and none of our executive officers have served as directors or members of a compensation or equivalent committees of another entity whose executive officers serve as our directors or as members of our Compensation Committee.

Other Transactions

Carl Marks Advisory Group LLC

On January 4, 2007, after the departure of our former Chief Executive Officer, we entered into a consulting agreement with Carl Marks Advisory Group LLC (“CMAG”) to provide us with experienced individuals to serve in various executive management roles, including Interim Chief Executive Officer, and to assist in the development and implementation of our 2007 business plan, incorporating cost savings and profit improvement action plans. In 2007, costs incurred for services of CMAG totaled $6,135,510. These costs included fees of $90,000 per month for Marc Pfefferle’s services as Interim Chief Executive Officer, fees of $50,000 per month per consultant for the services of six other individuals who serve as our senior managers, expenses owed under the agreement and the portion of the success bonus earned by CMAG in 2007.

Wells Fargo & Company

In fiscal 2007, Wells Fargo & Company owned 1,058,109 shares of our common stock, representing more than 5% of our outstanding common stock. On January 10, 2008, Wells Fargo & Company divested its holdings of our common stock such that by that date it owned no shares of our stock.

On September 1, 2005, we entered into a term loan agreement with UBS Securities LLC and other UBS affiliates (collectively UBS) to finance, in part, the purchase of its acquisition of Lenox, Incorporated. The term loan was amended and restated on April 20, 2007. The total amount of the loan was $100 million. The loan was syndicated by UBS among various parties, including, in the original loan, Wells Fargo Foothill, LLC (an affiliate of Wells Fargo & Company). The amended and restated loan did not include Wells Fargo & Company as a syndicated party. During 2007, the Company paid interest on the original loan to Wells Fargo in the amounts of $135,410.33.

On September 1, 2005, we entered into a revolving loan agreement with UBS to finance, in part, the purchase of our acquisition of Lenox, Incorporated and to provide working capital for the Company’s operations. The revolving loan agreement was amended and restated on April 20, 2007. The total amount of the loan as of April 20 was $175 million. The loan was syndicated by UBS among various parties, including Wells Fargo Foothill, LLC (an affiliate of Wells Fargo & Company). During 2007, we paid interest and fees on the loan. Wells Fargo’s shares of such interest and fees during that period were $195,610.47 and $695,733.26, respectively.

In 2007, we utilized the insurance brokerage services of Wells Fargo Insurance Services, Inc. (formerly Acordia, Inc.), an affiliate of Wells Fargo & Company, and paid that entity $6,500.00 for insurance brokerage services. This transaction was conducted at arms’ length in the ordinary course of business of each party to the transaction.

Related Person Transaction Policy

In January 2007, our Board of Directors adopted a written policy regarding transactions with related persons. In accordance with the policy, the Audit Committee is responsible for the review and approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of our directors or executive officers, certain of our stockholders and any of their respective immediate family members. The policy applies to transactions in which the Company is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A related person’s material interest in a transaction is to be determined based on the significance of the information to investors in light of all the circumstances. Under the policy, management of the Company is responsible for disclosing to the Audit Committee all material information related to any covered transaction prior to entering into the transaction. The Audit Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arms’ length transaction with an unrelated third party. In fiscal 2007, there were no such transactions brought to the attention of the Audit Committee for its review.

AUDIT COMMITTEE REPORT

What governs the activities of the Audit Committee?

The Audit Committee acts under a written charter, which sets forth its responsibilities and duties as well as requirements for its composition and meetings. The current Audit Committee charter was adopted by the Board of Directors on February 18, 2004 and amended on March 4, 2008.

What matters have members of the Audit Committee discussed with the independent auditors?

In its meetings with representatives of the independent auditors, the Audit Committee asked them to address and discuss their responses to several questions that the Audit Committee believed were particularly relevant to its oversight. These questions included:

•	Are there any significant judgments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?
•	Based on the auditors’ experience, and their knowledge of Lenox Group Inc., do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?
•	Based on the auditors’ experience, and their knowledge of Lenox Group Inc., have we implemented internal controls and internal audit procedures that are appropriate for us?
•	During the course of the fiscal year, have the auditors received any communication or discovered any information indicating any improprieties with respect to our accounting and reporting procedures or reports?

The Audit Committee has also communicated to the independent auditors that they are retained by the Audit Committee and that they must raise any concerns about our financial reporting and procedures directly with the Audit Committee.

What has the Audit Committee done with regard to your audited financial statements for fiscal 2007?

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;
•	Discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

•	Received from Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and
•	Discussed with Deloitte & Touche LLP that firm’s independence and concluded that Deloitte & Touche LLP is independent from Lenox Group Inc. and our management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements for fiscal 2007 be included in our 2007 Annual Report on Form 10-K filed with the SEC.

Has the Audit Committee reviewed the fees paid to the Independent Registered Public Accounting Firm during fiscal 2007?

The Audit Committee has reviewed and discussed the fees paid to Deloitte & Touche LLP relating to fiscal 2007 for audit and audit-related services, tax services and all other services, which are set forth below under “Principal Accountant Fees and Services.” The Audit Committee has determined that the provision of the nonaudit services is compatible with Deloitte & Touche LLP’s independence.

Who prepared this report?

This report has been furnished by the members of the Audit Committee at the end of fiscal 2007:

Charles N. Hayssen, Chair
James E. Bloom
Glenda B. Glover
Dolores A. Kunda

PRINCIPAL ACCOUNTANT FEES AND SERVICES

What were the services provided by and fees paid to Deloitte & Touche LLP in the last two fiscal years?

The following table summarizes the fees billed to us for audit and non-audit services rendered by Deloitte & Touche LLP, our independent registered public accounting firm, during 2007 and 2006:

	2007	2006

Audit Fees(1)	$891,076	$920,200
Audit Related Fees(2)	$109,198	$124,000
Tax Fees(3)	$58,000	$421,125
All Other Fees	$—	$—
Total	$1,058,274	$1,465,325

(1)	Includes fees for professional services rendered in connection with the audits of our consolidated financial statements for the fiscal years ended December 29, 2007 and December 30, 2006, and reviews of the related quarterly financial statements included in our quarterly reports on Form 10-Q filed with the SEC.
(2)	Includes fees for employee benefit plan audits.
(3)	Includes fees for tax compliance services of $58,000 and $79,000 in 2007 and 2006, respectively.

In accordance with SEC rules and our Audit Committee charter, the Audit Committee preapproved all fees billed by Deloitte & Touche LLP in fiscal years 2007 and 2006.

What are the preapproval policies of the Audit Committee for audit and nonaudit services?

The Audit Committee is responsible for reviewing and preapproving any nonaudit services to be performed by our independent registered public accounting firm. The Audit Committee has delegated its preapproval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any preapproval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next meeting.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on?

You are voting on a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2008. The Audit Committee of the Board has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal 2008. Although we are not required to submit the selection of our independent registered public accounting firm to the stockholders for approval, the Board considers it desirable that the appointment of Deloitte & Touche LLP be ratified by the stockholders.

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

What services does the independent registered public accounting firm provide?

Services provided by Deloitte & Touche LLP for fiscal year 2007 included: (i) the annual audit of our financial statements and audit of the design and operating effectiveness of our internal controls over financial reporting as of December 29, 2007; (ii) review of our quarterly and annual reports on Form 10-Q and 10-K, respectively; (iii) review of our tax returns; and (iv) review of our benefits plans.

Will a representative of Deloitte & Touche LLP be present at the meeting?

Yes, one or more representatives of Deloitte & Touche LLP will be present at the meeting. The representative(s) will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions.

What if this proposal is not approved?

If the appointment of Deloitte & Touche LLP is not ratified, the Audit Committee may consider the appointment of another firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. Directors, officers and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms that we received and written representations from certain reporting persons, we believe that since April 13, 2007 all of our executive officers, directors and ten percent stockholders complied with all applicable reporting requirements, except that: Cesar Baez filed one late Form 4 reporting one transaction; and Reatha Clark King filed two late Form 4s each reporting one transaction.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Stockholder proposals, including nominations for director, for consideration at our 2009 Annual Meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our By-Laws. To be timely under Rule 14a-8, stockholder proposals must be received by our Secretary by December 5, 2008, in order to be considered for inclusion in our proxy statement. Under our By-Laws, if a stockholder plans to bring an item of business before a meeting of stockholders, the stockholder must notify us generally not less than 60 days nor more than 90 days prior to the meeting, provided, however, that if less than 70 days notice of the meeting date is given, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the earlier of the day on which notice of the meeting date is mailed or public disclosure of such date was made. If we do not receive notice of a stockholder proposal within the time requirements set forth in the By-Laws, then we will not be required to present such proposal at the 2009 Annual Meeting. The proposals must also comply with all applicable statutes and regulations.

OTHER MATTERS

As of the date of this proxy statement, management does not know of any other matter that will come before the meeting.

By Order of the Board of Directors,

Louis A. Fantin
Secretary

Bristol, Pennsylvania
April 4, 2008

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 21, 2008
11:00 a.m. (Eastern Daylight Time)

1414 Radcliffe Street
Bristol, PA 19007

One Village Place 6436 City West Parkway Eden Prairie, MN 55344	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 21, 2008.

The undersigned hereby appoints Stewart M. Kasen, Louis A. Fantin and Fred Spivak, and each of them, proxies for the undersigned, with full power of substitution, to represent and to vote all shares of Lenox Group Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Lenox Group Inc. to be held on Wednesday, May 21, 2008, at 11:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ITEMS 1 AND 2. In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the meeting.

See reverse for voting instructions.

There are three ways to vote your Proxy	COMPANY #

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 20, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the recording provides you.

VOTE BY INTERNET — www.eproxy.com/lnx — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 20, 2008.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Lenox Group Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of Directors:	01 James E. Bloom 02 Glenda B. Glover 03 Charles N. Hayssen 04 Stewart M. Kasen	05 Reatha Clark King 06 Dolores A. Kunda 07 John Vincent Weber	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for fiscal year 2008	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.